Exhibit 99.1

As further discussed in this Current Report on Form 8−K, information presented in this Exhibit 99.1 has been recast to present the operations of certain wholly-owned properties of Piedmont Office Realty Trust, Inc. ("Piedmont") sold subsequent to December 31, 2012 as discontinued operations in its consolidated financial statements included herein, and to include an additional footnote to the consolidated financial statements required by Rule 3-10 of Regulation S-X, regarding financial statements of guarantors and issuers of guaranteed registered securities. No other modifications or updates to the disclosures have been made in this Current Report on Form 8−K for developments or events that occurred subsequent to the filing of Piedmont's Annual Report on Form 10−K for the fiscal year ended December 31, 2012 (the “2012 Form 10−K”). This Exhibit 99.1 should be read in conjunction with the 2012 Form 10−K (except for Items 6, 7, and 8) and Piedmont's Quarterly Report on Form 10−Q for the three months ended March 31, 2013.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth selected financial and operating information on a historical basis for Piedmont for the years ended December 31, 2012, 2011, 2010, 2009, and 2008 (in thousands except for per-share data). The following information should be read in conjunction with all of the financial statements and notes thereto included elsewhere in this Form 8−K. The historical operating and balance sheet data have been derived from the historical financial statements of Piedmont. Certain amounts have also been restated in accordance with the guidance on discontinued operations. Our selected financial data is prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), except as noted below.

	2012	2011	2010	2009	2008
Statement of Income Data(1):
Total revenues	$529,529	$529,663	$520,070	$529,127	$549,631
Property operating costs	$209,041	$203,344	$192,613	$203,094	$200,130
Depreciation and amortization	$160,848	$155,621	$131,704	$140,075	$139,163
Impairment loss on real estate assets	$—	$—	$—	$20,789	$—
General and administrative expenses	$20,766	$25,073	$28,128	$26,647	$30,394
Other income/(expense)	$(75,937)	$(58,761)	$(60,367)	$(66,953)	$(66,574)
Income from continuing operations(1)	$62,937	$86,864	$107,258	$71,569	$113,370
Income from discontinued operations(1)	$30,282	$138,192	$13,136	$3,146	$17,959
Net income attributable to noncontrolling interest	$(15)	$(15)	$(15)	$(15)	$(15)
Net income attributable to Piedmont	$93,204	$225,041	$120,379	$74,700	$131,314
Cash Flows:
Cash flows from operations	$223,252	$270,343	$275,750	$281,543	$296,515
Cash flows provided by/(used in) investing activities	$(65,803)	$33,732	$(80,194)	$(68,666)	$(191,926)
Cash flows used in financing activities (including dividends paid)	$(284,182)	$(221,103)	$(148,842)	$(223,206)	$(149,272)
Dividends paid to stockholders and distributions to noncontrolling interest	$(136,378)	$(220,365)	$(216,988)	$(198,951)	$(279,418)
Per-Share Data(1):
Per weighted-average common share data:
Income from continuing operations per share—basic	$0.37	$0.50	$0.63	$0.45	$0.71
Income from continuing operations per share—diluted	$0.37	$0.50	$0.63	$0.45	$0.71
Income from discontinued operations per share—basic	$0.18	$0.80	$0.08	$0.02	$0.11
Income from discontinued operations per share—diluted	$0.18	$0.80	$0.07	$0.02	$0.11
Net income attributable to Piedmont per share—basic	$0.55	$1.30	$0.70	$0.47	$0.82
Net income attributable to Piedmont per share—diluted	$0.55	$1.30	$0.70	$0.47	$0.82
Dividends declared	$0.8000	$1.2600	$1.2600	$1.2600	$1.7604
Weighted-average shares outstanding—basic (in thousands)	170,312	172,765	170,753	158,419	159,586
Weighted-average shares outstanding—diluted (in thousands)	170,441	172,981	170,967	158,581	159,722
Balance Sheet Data (at period end):
Total assets	$4,254,875	$4,447,834	$4,373,480	$4,395,345	$4,557,330
Total stockholders’ equity	$2,640,495	$2,773,428	$2,773,454	$2,606,882	$2,702,294
Outstanding debt	$1,416,525	$1,472,525	$1,402,525	$1,516,525	$1,523,625
Funds from Operations Data(2):
Net income attributable to Piedmont	$93,204	$225,041	$120,379	$74,700	$131,314
Depreciation of real estate assets—wholly-owned properties and unconsolidated partnerships	114,340	110,421	105,107	106,878	100,849
Amortization of lease costs—wholly-owned properties and unconsolidated partnerships	50,410	60,132	45,334	57,708	62,767
Gain on consolidation of VIE	—	(1,532)	—	—	—
Loss on impairment of real estate assets—wholly-owned properties and unconsolidated partnerships	—	—	9,640	37,633	2,088
(Gain)/loss on sale—wholly-owned properties	(27,577)	(122,657)	817	—	—
Gain on sale—unconsolidated partnerships	—	(116)	(25)	—	—
Funds From Operations(2)	$230,377	$271,289	$281,252	$276,919	$297,018
Acquisition costs	141	1,347	600	—	—
Gain on extinguishment of debt	—	(1,039)	—	—	—
Litigation settlement expense	7,500	—	—	—	—
Net casualty loss	5,170	—	—	—	—
Core Funds From Operations(2)	$243,188	$271,597	$281,852	$276,919	$297,018

(1)
Prior period amounts have been adjusted to conform with the current period presentation, including classifying revenues and expenses from sold properties as discontinued operations for all periods presented, including the operations of Piedmont's consolidated properties that were sold subsequent to December 31, 2012 as discussed above and in the notes accompanying this Current Report on Form 8-K.

(2)
Net income calculated in accordance with GAAP is the starting point for calculating Funds from Operations (“FFO”) and Core Funds From Operations (“Core FFO”). See Item 7. — "Management's Discussion and Analysis of Financial Condition and Results of Operations" below for a complete definition of the calculations as presented.

ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the audited consolidated financial statements and notes thereto as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011, and 2010 included elsewhere in this Current Report on Form 8-K.

Overview

We are a fully integrated, self-managed real estate investment trust specializing in the acquisition, ownership, management, development, and disposition of primarily high-quality Class A office buildings located in major U.S. office markets and leased primarily to high-credit-quality tenants. We operate as a real estate investment trust for federal income tax purposes.

Our common stock is listed on the New York Stock Exchange (NYSE:PDM) and based on our December 31, 2012 equity market capitalization of $3.0 billion, Piedmont is the fifth largest office REIT in the United States in comparison to the constituents of the Bloomberg U.S. Office REIT Index.

Our portfolio of commercial office buildings is primarily leased to large, credit-worthy, government and corporate tenants, and the majority of our revenue is derived from our office properties in the ten largest U.S. office markets based on rentable square footage, with the most significant concentration in the premier office markets of Chicago, Washington, D.C., and the New York metropolitan area. As of December 31, 2012, we owned and operated 74 office properties (excluding five buildings owned through unconsolidated joint ventures), which are located in 17 metropolitan areas. These 74 office properties comprise 20.5 million square feet, primarily Class A commercial office space, and were 87.5% and 86.5% leased as of December 31, 2012 and 2011, respectively.

During the three years ended December 31, 2012, we have been reducing the number of markets we operate within by selling non-strategic assets and recycling the proceeds into assets and markets which we believe have the greatest potential to contribute to enterprise value over time. In addition, during that same time frame, we have been working through a period of intense releasing activity due to the fact that many of our properties were acquired approximately ten years ago with typically seven to ten years of lease term remaining. As a result a significant number of leases expired during the last three years. During the years ended December 31, 2012 and 2011, we executed new or renewal leases for 3.4 million and 4.0 million square feet, respectively. On a combined basis, this equates to re-leasing over a third of our total portfolio during the last two years.

Liquidity and Capital Resources

We intend to use cash flows generated from the operation of our wholly-owned properties, distributions from our joint ventures, proceeds from selective property dispositions, and proceeds from our $500 Million Unsecured Line of Credit as our primary sources of immediate liquidity. Depending on the timing and volume of our property acquisition and disposition activities and debt maturities, we may also seek other financing opportunities (such as issuance of additional equity or debt securities or additional borrowings from third-party lenders) afforded to us based on our relatively low leverage and quality asset base as additional sources of capital; however, the availability and attractiveness of terms for these sources of capital is highly dependent on market conditions. As of February 27, 2013, we had $155.0 million outstanding under our $500 Million Unsecured Line of Credit. As a result, we had approximately $325.6 million under this facility available for future borrowing (approximately $19.4 million of capacity is reserved as security for outstanding letters of credit required by various third parties).
We estimate that our most consistent use of capital will be to fund capital expenditures for our existing portfolio of properties. These expenditures include two types of specifically identified building improvement projects: (i) general repair and maintenance projects that we as the owner may choose to perform at our discretion at any of our various properties and (ii) tenant improvement allowances and leasing commissions that we have committed to as part of executed leases with our tenants. Due to the high lease rollover that we have been experiencing over the last several years, the majority of our recent capital expenditures have related to tenant improvement allowances and leasing commissions. During the years ended December 31, 2012 and 2011, we spent approximately $5.39 and $5.40 per square foot per year of lease term, respectively, for such capital expenditures. As of December 31, 2012, unrecorded contractual obligations for non-incremental tenant improvements related to our existing lease portfolio totaled $111.9 million. The timing of the funding of these commitments is largely dependent upon tenant requests for reimbursement; however, we would anticipate that the majority of this amount would be requested over the next 24-36 months as certain significant leases commence. In some instances, these obligations may expire with the respective lease, without further recourse to us. Additionally, commitments for incremental capital expenditures associated with new leases, primarily at value-add properties, total approximately $63.8 million.

We also anticipate granting market-based concession packages, typically consisting of tenant allowances and/or rent abatement periods, and paying broker commissions in conjunction with negotiating future leases. Given that our model is to lease large blocks of space to credit-worthy tenants, as evidenced by our average lease size of between 35,000 and 40,000 square feet, some of the concession packages that we grant can result in significant capital outlays. In particular, over the next eighteen months there are three blocks of space in excess of 200,000 square feet in our Washington, D.C portfolio that will be subject to re-leasing negotiations, and we may grant significant concession packages to secure new, or renew existing, tenants for those buildings. Both the timing and magnitude of these amounts have yet to be determined and are highly dependent on competitive market conditions at the time of lease negotiations.
Subject to the identification and availability of attractive investment opportunities and our ability to consummate additional acquisitions on satisfactory terms, acquiring new assets compatible with our investment strategy could also be a significant use of capital. Further, our board of directors has authorized a repurchase program for our common stock for use when we believe that our stock is trading at a meaningful discount to what we believe the fair value of our assets to be. As of December 31, 2012, there was $208.0 million of authorized capacity remaining on that program which could be spent prior to the program's expiration on November 2, 2013.
On a longer term basis, we expect to use capital to repay debt when obligations become due. We currently have no debt maturing in 2013; however, we have $575 million of secured debt maturing in 2014. Subject to our assessment of market conditions, we currently anticipate refinancing these maturities with unsecured debt prior to their maturity dates in 2014. In anticipation of such an issuance and considering the historically low interest rate environment, we entered into two forward starting interest rate swaps, in November 2012 and January 2013, totaling $140 million to partially protect the Company against rising interest rates and to lock a portion of the interest rate on any future unsecured debt issuance. Again, subject to our assessment of market conditions, we may enter into additional similar swaps during the next twelve months.
The amount and form of payment (cash or stock issuance) of future dividends to be paid to our stockholders will continue to be largely dependent upon (i) the amount of cash generated from our operating activities; (ii) our expectations of future cash flows; (iii) our determination of near-term cash needs for debt repayments and selective acquisitions of new properties; (iv) the timing of significant expenditures for tenant improvements and general property capital improvements; (v) long-term payout ratios for comparable companies; (vi) our ability to continue to access additional sources of capital, including potential sales of our properties; and (vii) the amount required to be distributed to maintain our status as a REIT. Given the fluctuating nature of cash flows and expenditures, we may periodically borrow funds on a short-term basis to cover timing differences in cash receipts and cash disbursements.

Results of Operations

Comparison of the accompanying consolidated statements of income for the year ended December 31, 2012 vs. the year ended December 31, 2011

Income from continuing operations per share on a fully diluted basis decreased from $0.50 for the year ended December 31, 2011 to $0.37 for the year ended December 31, 2012 primarily due to the recognition of $7.5 million, or $0.04 per diluted share, in litigation settlement expense and approximately $5.2 million, or $0.03 per diluted share, in net casualty loss in the current year, whereas the prior year's results included approximately $9.1 million, or $0.05 per diluted share, in gains and non-recurring income associated with the foreclosure and consolidation of the 500 W. Monroe building located in Chicago, Illinois and higher lease termination income.

The following table sets forth selected data from our consolidated statements of income for the years ended December 31, 2012 and 2011, respectively, as well as each balance as a percentage of total revenues for the years presented (dollars in millions):

	December 31, 2012%		December 31, 2011%		$ Increase (Decrease)
Revenue:
Rental income	$419.1		$409.1		$10.0
Tenant reimbursements	107.1		114.3		(7.2)
Property management fee revenue	2.3		1.6		0.7
Other rental income	1.0		4.7		(3.7)
Total revenues	529.5	100%	529.7	100%	(0.2)
Expense:
Property operating costs	209.0	40%	203.3	38%	5.7
Depreciation	111.2	21%	101.6	19%	9.6
Amortization	49.6	9%	54.0	10%	(4.4)
General and administrative expense	20.8	4%	25.1	5%	(4.3)
Real estate operating income	138.9	26%	145.7	28%	(6.8)
Other income (expense):
Interest expense	(65.0)	12%	(65.8)	12%	0.8
Interest and other income	0.8	—%	2.9	—%	(2.1)
Litigation settlement agreement	(7.5)	1%	—	—%	(7.5)
Net casualty loss	(5.2)	1%	—	—%	(5.2)
Equity in income of unconsolidated joint ventures	0.9	—%	1.6	—%	(0.7)
Gain on consolidation of variable interest entity	—	—%	1.5	—%	(1.5)
Gain on extinguishment of debt	—	—%	1.0	—%	(1.0)
Income from continuing operations	$62.9	12%	$86.9	16%	$(24.0)

Income from discontinued operations	$30.3		$138.2		$(107.9)

Revenue

Rental income for the year ended December 31, 2012 increased to approximately $419.1 million, as compared to $409.1 million in the prior year. Approximately $7.8 million of the variance is attributable to the recognition of a full year's rental revenue for properties acquired during the year ended December 31, 2011. Additionally, several significant leases commenced in late 2011 or during the year ended December 31, 2012, contributing approximately $5.4 million of the year over year increase. These increases were partially offset by a reduction in leased space due to lease expirations at various properties. In many cases, we have since executed a new lease for the expiring space, but the new lease has not yet commenced. Although we have one significant governmental tenant in our Washington, D.C. portfolio which is expected to vacate its space when its lease expires in March of 2013, we anticipate the decrease in revenue associated with this expiration will be partially offset by the commencement of some of these previously executed leases.

Tenant reimbursements decreased from approximately $114.3 million for the year ended December 31, 2011 to approximately $107.1 million for the year ended December 31, 2012. The decrease is attributable to the expiration of several significant leases during the last several years. In many cases, the expiring space has been re-leased; however, the replacement lease was in some form of abatement during the year ended December 31, 2012. Rental abatements, including operating expense reimbursement abatements, are frequently offered as part of a rental concession package in conjunction with negotiating a lease. Operating expense abatements are recognized in the period that they relate to, rather than on a straight-line basis like rental abatements. In addition, tenant reimbursement income related to properties acquired during the year ended December 31, 2011 contributed approximately $1.1 million to offset the decline in tenant reimbursements related to lease expirations and abatements.

Property management fee revenue increased from approximately $1.6 million for the year ended December 31, 2011 to approximately $2.3 million for the year ended December 31, 2012 primarily as a result of retaining the property management of the 35 West Wacker Drive building in Chicago, Illinois subsequent to selling the building to an unrelated third-party in December 2011.

Other rental income is comprised primarily of income recognized for lease terminations and restructurings. Unlike the majority of our rental income, which is recognized ratably over long-term contracts, lease termination income is recognized once we have completed our obligation to provide space to the tenant. Such rental income is not comparable between existing or future periods, as it is dependent upon the exercise of lease terminations by particular tenants and/or the execution of restructuring agreements that are deemed by management to be in the best interest of the portfolio over the long term. Generally, the $3.7 million decrease in other rental income for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was due to fewer lease terminations during the current year as compared to the prior year.

Expense

Property operating costs increased approximately $5.7 million for the year ended December 31, 2012 compared to the same period in the prior year. Approximately $4.7 million of increase is due to the recognition of a full year's operating expense related to properties acquired during the year ended December 31, 2011. In addition, we also incurred higher property tax expense of approximately $2.4 million due to the non-recurrence of certain favorable tax appeals recognized in the prior year; however, this increase was significantly offset by a decrease in utility costs of approximately $2.1 million due to a milder winter.

Depreciation expense increased approximately $9.6 million for the year ended December 31, 2012 compared to the same period in the prior year. Approximately $6.5 million of this increase was attributable to depreciation on additional tenant improvements and building expenditures capitalized subsequent to January 1, 2011. The remainder of the increase is due to the recognition of a full year's depreciation expense related to properties acquired during the year ended December 31, 2011.

Amortization expense decreased approximately $4.4 million for the year ended December 31, 2012 compared to the same period in the prior year primarily as a result of lease intangible assets becoming fully amortized at certain of our existing portfolio of properties subsequent to January 1, 2011. This decrease was partially offset by the acceleration of amortization expense on certain lease intangible assets related to a lease termination due to a tenant bankruptcy at our 500 W. Monroe building, which contributed approximately $2.0 million of additional expense compared to the prior year.

General and administrative expenses decreased approximately $4.3 million for the year ended December 31, 2012 compared to the prior year primarily due to lower expense associated with our deferred stock compensation plan in the current period, as well as recoveries in excess of current period billings from our insurance carriers related to our litigation defense.

Other Income (Expense)

Interest expense decreased approximately $0.8 million for the year ended December 31, 2012 as compared to the prior year primarily due to the repayment of $230 million of secured debt between November 2011 and May 2012. However, in November 2011, we entered into a $300 Million Unsecured Term Loan which has an effective interest rate of 2.69% compared to the previous $250 Million Unsecured Term Loan, which carried an effective rate of 2.36% prior to its maturity in June 2011. The decrease in interest expense as a result of the secured debt pay-offs noted above was partially offset by the higher interest rate and principal balance on the unsecured term loan.

Interest and other income decreased approximately $2.1 million for the year ended December 31, 2012 as compared to the prior year. The decrease primarily reflects the recognition in the prior period of previously deferred property operating income upon the successful foreclosure and consolidation of the 500 W. Monroe building.

For the year ended December 31, 2012 we recognized $7.5 million of litigation settlement expense related to potential settlement agreements of the two class action lawsuits which are pending approval. See Notes 2 and 10 of our accompanying consolidated financial statements for further detail.

The approximate $5.2 million net casualty loss we recognized during the year ended December 31, 2012 is due to damage incurred at certain of our assets in the New York/New Jersey markets as a result of Hurricane Sandy which occurred during the fourth quarter of 2012. The damaged properties include the 60 Broad Street building in New York City, New York and the 400 Bridgewater Crossing building in Bridgewater, New Jersey. Such damage resulted in expenses relating to equipment destroyed; costs to clean, repair, and establish emergency operations at the buildings; and rental abatements issued to tenants for business interruption due to their inability to access the space that they lease from us for certain periods of time. These costs totaled approximately $9.2 million and were offset by the recognition of approximately $4.0 million in insurance recoveries. We anticipate further recoveries related to Hurricane Sandy under our insurance programs in future periods.

The approximate $1.5 million gain on the consolidation of VIE recognized during the year ended December 31, 2011 was the net result of recording the estimated fair value of the net assets acquired through our foreclosure of the 500 W. Monroe building.

The approximate $1.0 million gain on the extinguishment of debt recognized during the year ended December 31, 2011 was the result of our paying off a $45 million mezzanine loan on the 500 W. Monroe building at a discount.

Discontinued Operations

In accordance with GAAP, the operations of the Eastpointe Corporate Center in Issaquah, Washington; the 5000 Corporate Court building in Holtsville, New York; the 35 West Wacker Drive building; the Deschutes building, the Rhein building, the Rogue building, and the Willamette building, as well as 18.19 acres of adjoining, undeveloped land in Beaverton, Oregon (the "Portland Portfolio"); the 26200 Enterprise Way building in Lake Forest, California; and the 110 and 112 Hidden Lake Circle buildings in Duncan, South Carolina are classified as discontinued operations for all periods presented. Additionally, as further described in the notes accompanying this Current Report on Form 8-K, the results of properties sold in March 2013 (1111 Durham Avenue building in South Plainfield, New Jersey), and May 2013 (the 1200 Enclave Parkway building in Houston, Texas) are also classified as discontinued operations for all periods presented. Income from discontinued operations decreased approximately $107.9 million for the year ended December 31, 2012 compared to the same period in the prior year primarily due to the recognition of the gain on the sale of the 35 West Wacker Drive building in December 2011 as well as a reduction in operating income in the current period from properties sold during the year ended December 31, 2011. We do not expect that income from discontinued operations will be comparable to future periods, as such income is subject to the timing and existence of future property dispositions.

Comparison of the accompanying consolidated statements of income for the year ended December 31, 2011 vs. the year ended December 31, 2010

Income from continuing operations per share on a fully diluted basis decreased from $0.63 for the year ended December 31, 2010 to $0.50 for the year ended December 31, 2011 primarily due to the increase in property operating costs, and increased depreciation and amortization expense associated with properties acquired during 2010 and 2011. Although rental income increased due to properties acquired during the same period, such rental income was negatively impacted by lower rental rates and reductions in leased space at certain of our existing properties. Additionally, we recognized non-recurring, non-cash gains of approximately $1.5 million and $1.0 million related to the consolidation of the VIE containing the 500 W. Monroe building and the early extinguishment of a $45 million mezzanine loan on the building, respectively, during the year ended December 31, 2011.

The following table sets forth selected data from our consolidated statements of income for the years ended December 31, 2011 and 2010, respectively, as well as each balance as a percentage of total revenues for the years presented (dollars in millions):

	December 31, 2011%		December 31, 2010%		$ Increase (Decrease)
Revenue:
Rental income	$409.1		$398.5		$10.6
Tenant reimbursements	114.3		113.3		1.0
Property management fee revenue	1.6		3.2		(1.6)
Other rental income	4.7		5.0		(0.3)
Total revenues	529.7	100%	520.0	100%	9.7
Expense:
Property operating costs	203.3	38%	192.6	37%	10.7
Depreciation	101.6	19%	94.4	18%	7.2
Amortization	54.0	10%	37.3	7%	16.7
General and administrative expense	25.1	5%	28.1	6%	(3.0)
Real estate operating income	145.7	28%	167.6	32%	(21.9)
Other income (expense):
Interest expense	(65.8)	12%	(66.4)	13%	0.6
Interest and other income	2.9	—%	3.5	1%	(0.6)
Equity in income of unconsolidated joint ventures	1.6	—%	2.6	1%	(1.0)
Gain on consolidation of variable interest entity	1.5	—%	—	—%	1.5
Gain on extinguishment of debt	1.0	—%	—	—%	1.0
Income from continuing operations	$86.9	16%	$107.3	21%	$(20.4)

Income from discontinued operations	$138.2		$13.1		$125.1

Revenue

Rental income for the year ended December 31, 2011 increased to approximately $409.1 million, as compared to $398.5 million in the prior year. Approximately $23.9 million of the variance is due to properties acquired during 2010 and 2011, as well as increased occupancy at our Piedmont Pointe I and II buildings in Bethesda, Maryland. However, this increase was partially offset by a reduction in leased space due to the increased number of lease expirations and terminations over the past several years. We also experienced lower rates for leases commencing in late 2010 or subsequent to December 31, 2010, primarily related to leases at our 1200 Crown Colony Drive building in Quincy, Massachusetts and our 150 West Jefferson building in Detroit, Michigan, which further offset the aforementioned increases in rental revenues.

Tenant reimbursements increased from approximately $113.3 million for the year ended December 31, 2010 to approximately $114.3 million for the year ended December 31, 2011 primarily due to properties acquired during 2010 and 2011, which accounts for a $9.9 million increase in tenant reimbursements. This variance was largely offset by a decrease in property tax reimbursements due to successful appeals of the assessed values at several of our buildings of approximately $7.0 million as well as a reduction in leased space primarily due to a significant lease expiration at our Windy Point II building.

Other rental income is comprised primarily of income recognized for lease terminations and restructurings. Unlike the majority of our rental income, which is recognized ratably over long-term contracts, lease termination income is recognized once we have completed our obligation to provide space to the tenant. We do not expect other rental income to be comparable in existing or future periods, as it is dependent upon the exercise of lease terminations by particular tenants and/or the execution of restructuring agreements that are deemed by management to be in the best interest of the portfolio over the long term. The most significant component of the approximately $4.7 million in other rental income recognized during the year ended December 31, 2011 related to a lease termination at our 1201 Eye Street building of approximately $2.6 million. Other rental income for the year ended December 31, 2010 relates primarily to a lease termination at our Chandler Forum building in Chandler, Arizona of approximately $3.4 million.

Expense

Property operating costs increased approximately $10.7 million for the year ended December 31, 2011 compared to 2010. This variance is due primarily to properties acquired during 2010 and 2011, which accounts for an approximate $13.9 million increase in property costs. This variance was partially offset by lower estimated property tax expense of approximately $3.4 million as a result of successful appeals of the assessed values at several of our buildings.

Depreciation expense increased approximately $7.2 million for the year ended December 31, 2011 compared to 2010. The variance is primarily attributable to properties acquired during 2010 and 2011, comprising approximately $5.0 million of the increase. Additionally, new tenant improvements and building expenditures capitalized at our existing properties subsequent to January 1, 2010 resulted in additional depreciation expense of approximately $2.0 million.

Amortization expense increased approximately $16.7 million for the year ended December 31, 2011 compared to 2010. The increase is primarily attributable to properties acquired during 2010 and 2011, accounting for approximately $19.0 million of the increase, as well as acceleration of amortization expense on certain lease intangible assets related to various lease terminations at certain of our buildings. The variance is partially offset by lower amortization expense recognized for lease intangible assets that became fully amortized subsequent to January 1, 2010.

General and administrative expenses decreased approximately $3.0 million for the year ended December 31, 2011 compared to 2010. The decrease is primarily attributable to a change in our transfer agent in January 2011 and costs associated with our recapitalization of our common stock, listing of our common stock on the NYSE, and other related investor support expenses in 2010. The decrease was partially offset by higher legal fees related to our defense of ongoing litigation.

Other Income (Expense)

Interest expense decreased approximately $0.6 million for the year ended December 31, 2011 as compared to 2010 due to a decrease in the weighted average interest rate for our outstanding debt in the second half of 2011 after the $250 Million Unsecured Term Loan matured in June and was replaced with borrowings on the $500 Million Unsecured Facility. This decrease was partially offset by additional interest expense related to loans on the 500 W. Monroe building assumed in March 2011.

Interest and other income decreased approximately $0.6 million for the year ended December 31, 2011 as compared to 2010. The variance is attributable to an increase in acquisition costs of approximately $0.7 million, due to greater building acquisition activity in the current period.

Equity in income of unconsolidated joint ventures decreased approximately $1.0 million for the year ended December 31, 2011 as compared to 2010 as a result of the disposition of two unconsolidated joint venture properties in 2011; the 360 Interlocken building in Broomfield, Colorado, and the 47300 Kato Road building in Fremont, California. We expect equity in income of unconsolidated joint ventures to decrease as our unconsolidated joint ventures approach their stated dissolution periods.

The approximate $1.5 million gain on the consolidation of variable interest entity ("VIE") recognized during the year ended December 31, 2011 was the net result of recording the estimated fair value of the net assets acquired through our foreclosure of the 500 W. Monroe building.

The approximate $1.0 million gain on the extinguishment of debt during 2011 is the result of our paying $43.9 million to the respective lenders in full satisfaction of a $45 million mezzanine loan on the 500 W. Monroe building. Piedmont did not incur a defeasance or yield maintenance penalty but did incur approximately $0.1 million of expense associated with the accelerated amortization of capitalized finance costs related to the loan.

Discontinued Operations

In accordance with GAAP, we have classified the operations of the 111 Sylvan Avenue building in Englewood Cliffs, New Jersey, the Eastpointe Corporate Center, the 5000 Corporate Court building, the 35 West Wacker Drive building, the Portland Portfolio, the 26200 Enterprise Way building, and the 110 and 112 Hidden Lake Circle buildings as discontinued operations for all periods presented. Additionally, as further described in the notes accompanying this Current Report on Form 8-K, the results of properties sold in March 2013 (1111 Durham Avenue building in South Plainfield, New Jersey), and May 2013 (the 1200 Enclave Parkway building in Houston, Texas) are also classified as discontinued operations for all periods presented. Income from discontinued operations increased approximately $125.1 million for the year ended December 31, 2011 compared to 2010. We realized a combined gain on the sale of our Eastpointe Corporate Center, 5000 Corporate Court building, and the 35 West Wacker Drive building of approximately $122.7 million during 2011. There was no activity in 2011 at the 111 Sylvan Avenue building as the property was sold in December 2010.

Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations (“AFFO”)

Net income calculated in accordance with GAAP is the starting point for calculating FFO, Core FFO, and AFFO. FFO, Core FFO, and AFFO are non-GAAP financial measures and should not be viewed as an alternative measurement of our operating performance to net income. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, Core FFO, and AFFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

We calculate FFO in accordance with the current NAREIT definition as follows: Net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment charges (including our proportionate share of any impairment charges and/or gains or losses from sales of property related to investments in unconsolidated joint ventures), plus depreciation and amortization on real estate assets (including our proportionate share of depreciation and amortization related to investments in unconsolidated joint ventures). Other REITs may not define FFO in accordance with the National Association of Real Estate Investment Trusts ("NAREIT") definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to such other REITs.

We calculate Core FFO as FFO (calculated as set forth above) less acquisition costs and other significant, non-recurring items.

We calculate AFFO as Core FFO (calculated as set forth above) exclusive of the net effects of: (i) amortization associated with deferred financing costs; (ii) depreciation of non real estate assets; (iii) straight-line lease revenue/expense; (iv) amortization of above and below-market lease intangibles; (v) stock-based and other non-cash compensation expense; (vi) amortization of mezzanine discount income; (vii) acquisition costs, and (viii) non-incremental capital expenditures (as defined below). Our proportionate share of such adjustments related to investments in unconsolidated joint ventures are also included when calculating AFFO.

Reconciliations of net income to FFO, Core FFO, and AFFO are presented below (in thousands except per share amounts):

	2012	Per Share (1)	2011	Per Share(1)	2010	Per Share(1)
Net income attributable to Piedmont	$93,204	$0.55	$225,041	$1.30	$120,379	$0.70
Depreciation of real assets (2)	114,340	0.67	110,421	0.64	105,107	0.62
Amortization of lease-related costs (2)	50,410	0.29	60,132	0.35	45,334	0.27
Gain on consolidation of VIE	—	—	(1,532)	(0.01)	—	—
Impairment loss on real estate assets (2)	—	—	—	—	9,640	0.06
(Gain)/loss on sale- wholly-owned properties	(27,577)	(0.16)	(122,657)	(0.71)	817	—
Gain on sale- unconsolidated partnerships	—	—	(116)	—	(25)	—
Funds From Operations	$230,377	$1.35	$271,289	$1.57	$281,252	$1.65
Adjustments:
Acquisition costs	141	—	1,347	0.01	600	—
Gain on extinguishment of debt	—	—	(1,039)	(0.01)	—	—
Litigation settlement expense	7,500	0.05	—	—	—	—
Net casualty loss	5,170	0.03	—	—	—	—
Core Funds From Operations	$243,188	$1.43	$271,597	$1.57	$281,852	$1.65
Adjustments:
Deferred financing cost amortization	2,648	0.01	3,195	0.02	2,608	0.01
Amortization of fair market adjustments on notes payable	—	—	1,413	0.01	—	—
Depreciation of non real estate assets	502	—	499	—	707	—
Straight-line effects of lease revenue (2)	(17,153)	(0.10)	(9,507)	(0.06)	(6,088)	(0.04)
Stock-based and other non-cash compensation	2,246	0.01	4,705	0.03	3,681	0.02
Net effect of amortization of below-market in-place lease intangibles (2)	(5,678)	(0.03)	(7,065)	(0.04)	(5,793)	(0.03)
Income from amortization of discount on purchase of mezzanine loans	—	—	(484)	—	(2,405)	(0.01)
Acquisition costs	(141)	—	(1,347)	(0.01)	(600)	—
Non-incremental capital expenditures (3)	(87,657)	(0.51)	(60,401)	(0.35)	(45,286)	(0.26)
Adjusted Funds From Operations	$137,955	$0.81	$202,605	$1.17	$228,676	$1.34
Weighted-average shares outstanding – diluted	170,441		172,981		170,967

(1)	Based on weighted-average shares outstanding—diluted.

(2)	Includes adjustments for wholly-owned properties (including discontinued operations), as well as such adjustments for our proportionate ownership in unconsolidated joint ventures.

(3)
Effective July 1, 2011, Piedmont defines non-incremental capital expenditures as capital expenditures of a recurring nature related to tenant improvements, leasing commissions, and building capital that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building, and renovations that either change the underlying classification from a Class B to a Class A property or enhance the marketability of a building are excluded from this measure. All prior periods presented have been recalculated in accordance with the new definition for comparability.

Property and Same Store Net Operating Income (Cash Basis)

Property Net Operating Income ("Property NOI") (cash basis) is a non-GAAP measure which we use to assess our operating results. It is calculated as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure as a proxy for the cash generated by our real estate properties. Same Store Net Operating Income ("Same Store NOI") is another non-GAAP measure very similar to Property NOI, however, Same Store NOI only reflects Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We believe Same Store NOI is an important measure because it allows us to compare the cash flows generated by our same real estate properties from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.

The following table sets forth our Same Store NOI (cash basis) with a reconciliation to our net income attributable to common stockholders (GAAP basis) for the years ended December 31, 2012 and 2011, respectively (in thousands):

	December 31, 2012	December 31, 2011

Net income attributable to Piedmont	$93,204	$225,041

Net income attributable to noncontrolling interest	15	468
Interest expense	65,023	71,749
(Gain) / loss on extinguishment of debt	—	(1,039)
Depreciation (1)	114,842	110,920
Amortization (1)	50,410	60,132
Litigation settlement expense	7,500	—
Net casualty (gain)/loss	5,170	—
(Gain) / loss on sale of properties (1)	(27,577)	(122,773)
(Gain) / loss on consolidation of VIE	—	(1,532)
General & administrative expenses(1)	20,939	25,085
Management fee revenue	(2,318)	(1,584)
Interest and other income(1)	(853)	(2,775)
Lease termination income	(999)	(5,038)
Lease termination expense - straight line rent & acquisition intangibles write-offs	1,003	924
Straight line rent adjustment(1)	(18,178)	(10,143)
Net effect of amortization of below-market in-place lease intangibles(1)	(5,655)	(7,354)
Property NOI (cash basis)	302,526	342,081

Acquisitions(2)	(12,357)	(11,326)
Dispositions(3)	(2,491)	(29,415)
Unconsolidated joint ventures	(2,499)	(3,185)

Same Store NOI	$285,179	$298,155

Change period over period in Same Store NOI	(4.4)%	N/A

(1)	Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

(2)
Acquisitions consist of the 1200 Enclave Parkway building in Houston, Texas, purchased on March 30, 2011; the 500 West Monroe building in Chicago, Illinois, acquired on March 31, 2011; The Dupree in Atlanta, Georgia, purchased on April 29, 2011; The Medici in Atlanta, Georgia, purchased on June 7, 2011; the 225 and 235 Presidential Way buildings in Woburn, Massachusetts, purchased on September 13, 2011; the 400 TownPark building in Lake Mary, Florida purchased on November 10, 2011; Gavitello Land in Atlanta, Georgia, purchased on June 28, 2012; and Glenridge Highlands III Land in Atlanta, Georgia purchased on October 15, 2012.

(3)
Dispositions consist of the Eastpointe Corporate Center building, sold on July 1, 2011; the 5000 Corporate Court building, sold on August 31, 2011; the 35 West Wacker Drive building, sold on December 15, 2011; the Portland Portfolio, sold on March 19, 2012; the 26200 Enterprise Way building, sold on May 31, 2012; and 110 and 112 Hidden Lake Circle buildings, sold on September 21, 2012.

Due to the period of significant lease rollovers that we have been experiencing over the last several years, Same Store NOI decreased from approximately $298.2 million for the year ended December 31, 2011 to approximately $285.2 million for the year ended December 31, 2012. Although much of the space associated with expiring leases has been re-leased, many of these replacement leases do not commence until future periods after extensive refurbishment of the space has occurred or, even if the lease has commenced, the new lease may be at lower rental rates or have contained some form of rental abatement. Additionally, in some cases replacement tenants have not yet been identified. All of these items negatively impact Same Store NOI on a cash basis; however, as our executed but not commenced leases begin and rental abatement periods expire, we expect there will be greater Same Store NOI growth than might otherwise be expected based on changes in our overall leased percentage alone.

Election as a REIT

We have elected to be taxed as a REIT under the Code and have operated as such beginning with our taxable year ended December 31, 1998. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our adjusted REIT taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to our stockholders, as defined by the Code. As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we may be subject to federal income taxes on our taxable income for that year and for the four years following the year during which qualification is lost and/or penalties, unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to continue to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes. We have elected to treat Piedmont Office Holdings, Inc. (“POH”), a wholly-owned subsidiary of Piedmont, as a taxable REIT subsidiary. POH performs non-customary services for tenants of buildings that we own, including real estate and non-real estate related-services; however, any earnings related to such services performed by our taxable REIT subsidiary are subject to federal and state income taxes. Furthermore during 2011, POH, through a wholly-owned subsidiary (Piedmont Power, LLC), commenced a project to install solar panels at our 400 Bridgewater Crossing building. In addition, for us to continue to qualify as a REIT, our investments in taxable REIT subsidiaries cannot exceed 25% of the value of our total assets.

Inflation

We are exposed to inflation risk, as income from long-term leases is the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include rent steps, reimbursement billings for operating expense pass-through charges, real estate tax, and insurance reimbursements on a per square-foot basis, or in some cases, annual reimbursement of operating expenses above certain per square-foot allowance. However, due to the long-term nature of the leases, the leases may not readjust their reimbursement rates frequently enough to fully cover inflation.

Application of Critical Accounting Policies

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus, resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. The critical accounting policies outlined below have been discussed with members of the Audit Committee of the board of directors.

Investment in Real Estate Assets

We are required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. These assessments have a direct impact on net income. The estimated useful lives of our assets by class are as follows:

Buildings	40 years
Building improvements	5-25 years
Land improvements	20-25 years
Tenant improvements	Shorter of economic life or lease term
Furniture, fixtures, and equipment	3-5 years
Intangible lease assets	Lease term

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, we allocate the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their estimated fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of the fair value of these assets. We determine the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by us in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, we include real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases, taking into consideration the probability of renewals for any below-market leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on our consideration of current market costs to execute a similar lease. These direct costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

Estimating the fair values of the tangible and intangible assets requires us to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount and capitalization rates, market absorption periods, and the number of years the property is held for investment. The use of inappropriate estimates would result in an incorrect assessment of our purchase price allocations, which would impact the amount of our reported net income.

Valuation of Real Estate Assets and Investments in Joint Ventures which Hold Real Estate Assets

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets, both operating properties and properties under construction, in which we have an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present for wholly-owned properties, which indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered from the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we adjust the real estate and related intangible assets to the fair value and recognize an impairment loss. For our investments in unconsolidated joint ventures, we assess the fair value of our investment, as compared to our carrying amount. If we determine that the carrying value is greater than the fair value at any measurement date, we must also determine if such a difference is temporary in nature. Value fluctuations which are “other than temporary” in nature are then recorded to adjust the carrying value to the fair value amount.

Projections of expected future cash flows require that we estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including capitalization and discount rates, could result in an incorrect assessment of the property’s fair value and, therefore, could result in the misstatement of the carrying value of our real estate and related intangible assets and our net income attributable to Piedmont.

Goodwill

Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in purchase accounting for business combinations, as well as costs incurred as part of the acquisition. We test the carrying value of our goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Such interim circumstances may include, but are not limited to, significant adverse changes in legal factors or in the general business climate, adverse action or assessment by a regulator, unanticipated competition, the loss of key personnel, or persistent declines in an entity’s stock price below carrying value of the entity. The test prescribed by authoritative accounting guidance is a two-step test. The first step involves comparing the estimated fair value of the entity to its carrying value, including goodwill. Fair value is determined by adjusting the trading price of the stock for various factors including, but not limited to: (i) liquidity or transferability considerations, (ii) control premiums, and/or (iii) fully distributed premiums, if necessary, multiplied by the common shares outstanding. If such calculated fair value exceeds the carrying value, no further procedures or analysis is permitted or required. However, if the carrying value exceeds the calculated fair value, goodwill is potentially impaired and step two of the analysis would be required. Step two of the test involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the entity from the entity’s fair value calculated in step one of the test. If the implied value of the goodwill (the remainder left after deducting the fair values of the entity from its calculated overall fair value in step one of the test) is less than the carrying value of goodwill, an impairment loss would be recognized. We have determined through the testing noted above that there are no issues of impairment related to our goodwill as of December 31, 2012.

Investment in Variable Interest Entities

Variable Interest Entities (“VIEs”) are defined by GAAP as entities in which equity investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. If an entity is determined to be a VIE, it must be consolidated by the primary beneficiary. The primary beneficiary is the enterprise that has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, absorbs the majority of the entity’s expected losses, or receives a majority of the entity’s expected residual returns. Generally, expected losses and expected residual returns are the anticipated negative and positive variability, respectively, in the fair value of the VIE’s net assets. When we make an investment, we assess whether the investment represents a variable interest in a VIE and, if so, whether we are the primary beneficiary of the VIE. Incorrect assumptions or assessments may result in an inaccurate determination of the primary beneficiary. The result could be the consolidation of an entity acquired or formed in the future that would otherwise not have been consolidated or the non-consolidation of such an entity that would otherwise have been consolidated.

We evaluate each investment to determine whether it represents variable interests in a VIE. Further, we evaluate the sufficiency of the entities’ equity investment at risk to absorb expected losses, and whether as a group, the equity has the characteristics of a controlling financial interest.

Interest Rate Derivatives

We periodically enter into interest rate derivative agreements to hedge our exposure to changing interest rates on variable rate debt instruments. As required by GAAP, we record all derivatives on the balance sheet at fair value. We reassess the effectiveness of our derivatives designated as cash flow hedges on a regular basis to determine if they continue to be highly effective and also to determine if the forecasted transactions remain highly probable. Currently, we do not use derivatives for trading or speculative purposes.

The changes in fair value of interest rate swap agreements designated as effective cash flow hedges are recorded in other comprehensive income (“OCI”), and subsequently reclassified to earnings when the hedged transactions occur. Changes in the fair values of derivatives designated as cash flow hedges that do not qualify for hedge accounting treatment, if any, would be recorded as gain/(loss) on interest rate swap in the consolidated statements of income. The fair value of the interest rate derivative agreement is recorded as interest rate derivative asset or as interest rate derivative liability in the accompanying consolidated balance sheets. Amounts received or paid under interest rate derivative agreements are recorded as interest expense in the consolidated income statements as incurred. All of our interest rate derivative agreements as of December 31, 2012 are designated as cash flow hedges.

Stock-based Compensation

We have issued stock-based compensation in the form of restricted stock to our employees and directors. For employees, such compensation has been issued pursuant to our Long-term Incentive Compensation ("LTIC") program. The LTIC program is comprised of an annual restricted stock grant component and a multi-year performance share component. Awards granted pursuant to the annual restricted stock component are considered equity awards and expensed straight-line over the vesting period, with issuances recorded as a reduction to additional paid in capital. Awards granted pursuant to the performance share component are considered liability awards and are expensed over the service period, with issuances recorded as a reduction to accrued expense. The compensation expense recognized related to both of these award types is recorded as property operating costs for those employees whose job is related to property operation and as general and administrative expense for all other employees and directors in the accompanying consolidated statements of income.

Related-Party Transactions and Agreements

There were no related-party transactions during the three years ended December 31, 2012.

Off-Balance Sheet Arrangements

We are not dependent on off-balance sheet financing arrangements for liquidity. Our off-balance sheet arrangements are discussed in Note 5 “Unconsolidated Joint Ventures” and Note 10 “Commitments and Contingencies” (specifically related to Operating Lease Obligations) of the accompanying consolidated financial statements. The unconsolidated joint ventures in which we invest are prohibited by their governing documents from incurring debt. For further information regarding our commitments under operating lease obligations, see the notes of our accompanying consolidated financial statements, as well as the Contractual Obligations table below.

Contractual Obligations

Our contractual obligations as of December 31, 2012 are as follows (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years		More than 5 years
Long-term debt(1)	$1,416,525	$—	$680,000	$736,525	(2)	$—
Operating lease obligations	77,869	750	1,500	1,500		74,119
Total	$1,494,394	$750	$681,500	$738,025		$74,119

(1)
Amounts include principal payments only. We made interest payments of $62.6 million, including interest rate swap cash settlements related to various interest rate swap agreements in force, during the year ended December 31, 2012 and expect to pay interest in future periods on outstanding debt obligations based on the rates and terms disclosed herein and in Note 6 of our accompanying consolidated financial statements.

(2)
Includes the $300 Million Unsecured Term Loan which has a stated variable rate; however, we entered into interest rate swap agreements which effectively fix, exclusive of changes to our credit rating, the rate on this facility to 2.69% through maturity. As such, we estimate incurring, exclusive of changes to our credit rating, approximately $8.1 million per annum in total interest (comprised of combination of variable contractual rate and settlements under interest rate swap agreements) through maturity in November 2016.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Index to Consolidated Financial Statements on page F−1.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Piedmont Office Realty Trust, Inc.

We have audited the accompanying consolidated balance sheets of Piedmont Office Realty Trust, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piedmont Office Realty Trust, Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Piedmont Office Realty Trust, Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2013 expressed an unqualified opinion thereon.

Atlanta, Georgia

February 27, 2013
Except for Note 14 and 19, as to which the date is
June 4, 2013

PIEDMONT OFFICE REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per-share amounts)

	December 31, 2012	December 31, 2011
Assets:
Real estate assets, at cost:
Land	$622,348	$633,008
Buildings and improvements, less accumulated depreciation of $874,630 and $784,568 as of December 31, 2012 and December 31, 2011, respectively	2,881,296	2,945,323
Intangible lease assets, less accumulated amortization of $67,940 and $119,334 as of December 31, 2012 and December 31, 2011, respectively	54,745	79,155
Construction in progress	20,373	17,250
Real estate assets held for sale, net	33,970	29,315
Total real estate assets	3,612,732	3,704,051
Investments in unconsolidated joint ventures	37,226	38,181
Cash and cash equivalents	12,957	139,690
Tenant receivables, net of allowance for doubtful accounts of $346 and $631 as of December 31, 2012 and December 31, 2011, respectively	145,148	129,280
Due from unconsolidated joint ventures	463	788
Restricted cash and escrows	334	9,039
Prepaid expenses and other assets	13,022	9,911
Goodwill	180,097	180,097
Interest rate swap	1,075	—
Deferred financing costs, less accumulated amortization of $10,479 and $9,214 as of December 31, 2012 and December 31, 2011, respectively	6,454	5,977
Deferred lease costs, less accumulated amortization of $112,289 and $118,570 as of December 31, 2012 and December 31, 2011, respectively	240,140	228,897
Other assets held for sale, net	5,227	1,923
Total assets	$4,254,875	$4,447,834
Liabilities:
Line of credit and notes payable	$1,416,525	$1,472,525
Accounts payable, accrued expenses, and accrued capital expenditures	127,263	122,986
Deferred income	21,552	27,321
Intangible lease liabilities, less accumulated amortization of $40,931 and $63,981 as of December 31, 2012 and December 31, 2011, respectively	40,805	49,037
Interest rate swaps	8,235	2,537
Total liabilities	1,614,380	1,674,406
Commitments and Contingencies	—	—
Stockholders’ Equity:
Shares-in-trust, 150,000,000 shares authorized, none outstanding as of December 31, 2012 or December 31, 2011	—	—
Preferred stock, no par value, 100,000,000 shares authorized, none outstanding as of December 31, 2012 or December 31, 2011	—	—
Common stock, $.01 par value; 750,000,000 shares authorized, 167,556,001 shares issued and outstanding as of December 31, 2012; and 172,629,748 shares issued and outstanding at December 31, 2011	1,676	1,726
Additional paid-in capital	3,667,051	3,663,662
Cumulative distributions in excess of earnings	(1,022,681)	(891,032)
Other comprehensive loss	(7,160)	(2,537)
Piedmont stockholders’ equity	2,638,886	2,771,819
Noncontrolling interest	1,609	1,609
Total stockholders’ equity	2,640,495	2,773,428
Total liabilities and stockholders’ equity	$4,254,875	$4,447,834
See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)

	Years Ended December 31,
	2012	2011	2010
Revenues:
Rental income	$419,063	$409,068	$398,534
Tenant reimbursements	107,149	114,277	113,291
Property management fee revenue	2,318	1,584	3,212
Other rental income	999	4,734	5,033
	529,529	529,663	520,070
Expenses:
Property operating costs	209,041	203,344	192,613
Depreciation	111,248	101,576	94,389
Amortization	49,600	54,045	37,315
General and administrative	20,766	25,073	28,128
	390,655	384,038	352,445
Real estate operating income	138,874	145,625	167,625
Other income (expense):
Interest expense	(65,023)	(65,817)	(66,486)
Interest and other income	833	2,866	3,486
Litigation settlement expense	(7,500)	—	—
Net casualty loss	(5,170)	—	—
Equity in income of unconsolidated joint ventures	923	1,619	2,633
Gain on consolidation of variable interest entity	—	1,532	—
Gain on extinguishment of debt	—	1,039	—
	(75,937)	(58,761)	(60,367)
Income from continuing operations	62,937	86,864	107,258
Discontinued operations:
Operating income, excluding impairment loss	2,705	15,535	23,540
Impairment loss	—	—	(9,587)
Gain/(loss) on sale of real estate assets	27,577	122,657	(817)
Income from discontinued operations	30,282	138,192	13,136
Net income	93,219	225,056	120,394
Less: Net income attributable to noncontrolling interest	(15)	(15)	(15)
Net income attributable to Piedmont	$93,204	$225,041	$120,379
Per share information—basic:
Income from continuing operations	$0.37	$0.50	$0.63
Income from discontinued operations	0.18	0.80	0.08
Income attributable to noncontrolling interest	—	—	—
Net income available to common stockholders	$0.55	$1.30	$0.71
Per share information—diluted:
Income from continuing operations	$0.37	$0.50	$0.63
Income from discontinued operations	0.18	0.80	0.07
Income attributable to noncontrolling interest	—	—	—
Net income available to common stockholders	$0.55	$1.30	$0.70
Weighted-average shares outstanding—basic	170,312,328	172,764,838	170,752,520
Weighted-average shares outstanding—diluted	170,441,223	172,980,947	170,967,324
See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Years Ended December 31,
	2012		2011		2010

Net income attributable to Piedmont		$93,204		$225,041		$120,379
Other comprehensive (loss)/income:
Effective portion of loss on derivative instruments that are designated and qualify as cash flow hedges (See Note 8)	(7,656)		(3,064)		(1,529)
Less: reclassification of previously recorded loss included in net income (See Note 8)	3,033		1,218		4,704
Other comprehensive (loss)/income		(4,623)		(1,846)		3,175
Comprehensive income attributable to Piedmont		$88,581		$223,195		$123,554

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except per-share amounts)

	Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2009	158,917	$1,589	$3,477,168	$(798,561)	$(75,164)	$(3,866)	$5,716	$2,606,882
Net proceeds from issuance of common stock	13,800	138	184,266	—	—	—	—	184,404
Redemptions of fractional shares of common stock at offering	(200)	(2)	(2,900)	—	—	—	—	(2,902)
Change in redeemable common stock outstanding	—	—	—	—	75,164	—	—	75,164
Dividends to common stockholders($1.26 per share), distributions to noncontrolling interest, and dividends reinvested	—	—	(33)	(216,940)	—	—	(15)	(216,988)
Shares issued under the 2007 Omnibus Incentive Plan, net of tax	141	2	2,807	—	—	—	—	2,809
Net income attributable to noncontrolling interest	—	—	—	—	—	—	531	531
Net income attributable to Piedmont	—	—	—	120,379	—	—	—	120,379
Other comprehensive income	—	—	—	—	—	3,175	—	3,175
Balance, December 31, 2010	172,658	1,727	3,661,308	(895,122)	—	(691)	6,232	2,773,454
Share repurchases as part of announced program	(199)	(2)	—	(3,242)	—	—	—	(3,244)
Offering costs associated with issuance of common stock	—	—	(479)	—	—	—	—	(479)
Attribution of asset sales proceeds to noncontrolling interest	—	—	—	—	—	—	(2,684)	(2,684)
Dividends to common stockholders ($1.26 per share), distributions to noncontrolling interest, and dividends reinvested	—	—	(249)	(217,709)	—	—	(2,407)	(220,365)
Shares issued under the 2007 Omnibus Incentive Plan, net of tax	171	1	3,082	—	—	—	—	3,083
Net income attributable to noncontrolling interest	—	—	—	—	—	—	468	468
Net income attributable to Piedmont	—	—	—	225,041	—	—	—	225,041
Other comprehensive loss	—	—	—	—	—	(1,846)	—	(1,846)
Balance, December 31, 2011	172,630	1,726	3,663,662	(891,032)	—	(2,537)	1,609	2,773,428
Share repurchases as part of an announced program	(5,255)	(52)	—	(88,685)	—	—	—	(88,737)
Dividends to common stockholders ($0.80 per share), distributions to noncontrolling interest, and dividends reinvested	—	—	(195)	(136,168)	—	—	(15)	(136,378)
Offering costs associated with issuance of common stock	—	—	567	—	—	—	—	567
Shares issued under the 2007 Omnibus Incentive Plan, net of tax	181	2	3,017	—	—	—	—	3,019
Net income attributable to noncontrolling interest	—	—	—	—	—	—	15	15
Net income attributable to Piedmont	—	—	—	93,204	—	—	—	93,204
Other comprehensive loss	—	—	—	—	—	(4,623)	—	(4,623)
Balance, December 31, 2012	167,556	$1,676	$3,667,051	$(1,022,681)	$—	$(7,160)	$1,609	$2,640,495

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash Flows from Operating Activities:
Net income	$93,219	$225,056	$120,394
Operating distributions received from unconsolidated joint ventures	2,338	2,932	4,463
Adjustments to reconcile net income to net cash provided by operating activities:
Income attributable to noncontrolling interest- discontinued operations	—	453	516
Depreciation	113,649	109,730	104,490
Amortization of deferred financing costs and fair market value adjustments on notes payable	2,648	4,777	2,608
Other amortization	48,840	57,969	43,358
Impairment loss on real estate assets	—	—	7,041
Gain on extinguishment of debt	—	(1,041)	—
Accretion of discount on notes receivable	—	(482)	(2,400)
Stock compensation expense	2,246	4,705	3,681
Reduction of long-lived assets due to casualty event	1,980	—	—
Equity in income of unconsolidated joint ventures	(923)	(1,609)	(2,633)
Gain on consolidation of variable interest entity	—	(1,532)	—
(Gain)/loss on sale of real estate assets	(27,577)	(122,657)	817
Changes in assets and liabilities:
Increase in tenant receivables, net	(21,720)	(13,295)	(5,564)
Decrease/(increase) in restricted cash and escrows	8,705	18,720	(11,818)
Increase in prepaid expenses and other assets	(2,870)	(760)	(1,958)
Increase in accounts payable and accrued expenses	8,486	3,511	12,058
(Decrease)/increase in deferred income	(5,769)	(16,134)	697
Net cash provided by operating activities	223,252	270,343	275,750
Cash Flows from Investing Activities:
Investment in real estate assets and real estate related intangibles, net of accruals	(108,487)	(215,609)	(114,147)
Cash assumed upon consolidation of variable interest entity	—	5,063	—
Net sale proceeds from wholly-owned properties and consolidated joint venture	93,839	291,785	51,637
Net sale proceeds received from unconsolidated joint ventures	—	3,036	189
Investments in unconsolidated joint ventures	(136)	(151)	(173)
Liquidation of noncontrolling interest upon sale of consolidated joint venture	—	(95)	—
Deferred lease costs paid	(51,019)	(50,297)	(17,700)
Net cash (used in)/provided by investing activities	(65,803)	33,732	(80,194)
Cash Flows from Financing Activities:
Deferred financing costs paid	(3,125)	(3,367)	(710)
Proceeds from line of credit and notes payable	409,000	829,000	25,000
Repayments of line of credit and notes payable	(465,000)	(822,875)	(139,000)
Net (costs of)/proceeds from issuance of common stock	(229)	(252)	185,774
Repurchases of common stock as part of announced program	(88,450)	(3,244)	—
Redemptions of common stock	—	—	(2,918)
Dividends paid to stockholders and distributions to noncontrolling interest	(136,378)	(220,365)	(216,988)
Net cash used in financing activities	(284,182)	(221,103)	(148,842)
Net (decrease)/increase in cash and cash equivalents	(126,733)	82,972	46,714
Cash and cash equivalents, beginning of year	139,690	56,718	10,004
Cash and cash equivalents, end of year	$12,957	$139,690	$56,718
See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011, AND 2010

1.    Organization

Piedmont Office Realty Trust, Inc. (“Piedmont”) (NYSE: PDM) is a Maryland corporation that operates in a manner so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. Piedmont was incorporated in 1997 and commenced operations in 1998. Piedmont conducts business primarily through Piedmont Operating Partnership, L.P. (“Piedmont OP”), a Delaware limited partnership, as well as performing the management of its buildings through two wholly-owned subsidiaries, Piedmont Government Services, LLC and Piedmont Office Management, LLC. Piedmont is the sole general partner of Piedmont OP and possesses full legal control and authority over the operations of Piedmont OP. Piedmont OP owns properties directly, through wholly-owned subsidiaries, and through both consolidated and unconsolidated joint ventures. References to Piedmont herein shall include Piedmont and all of its subsidiaries, including Piedmont OP and its subsidiaries and joint ventures.

As of December 31, 2012, Piedmont owned interests in 74 office properties, plus five office buildings owned through unconsolidated joint ventures. Our 74 office properties are located in 17 metropolitan areas across the United States. These office properties comprise 20.5 million square feet of primarily Class A commercial office space, and were 87.5% leased as of December 31, 2012.

2.    Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Piedmont’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Piedmont, Piedmont’s wholly-owned subsidiaries, any variable interest entity of which Piedmont or any of its wholly-owned subsidiaries is considered the primary beneficiary, or any entity in which Piedmont or any of its wholly-owned subsidiaries owns a controlling interest. In determining whether Piedmont or Piedmont OP has a controlling interest, the following factors, among others, are considered: equity ownership, voting rights, protective rights of investors, and participatory rights of investors.

Piedmont owns interests in three real properties through its ownership in Piedmont Washington Properties, Inc. Piedmont has evaluated this entity based on the criteria outlined above and concluded that it is not a variable interest entity (“VIE”) and that Piedmont has a controlling interest in Piedmont Washington Properties, Inc. Accordingly, Piedmont’s consolidated financial statements include the accounts of Piedmont Washington Properties, Inc.

In addition, Piedmont owns interests in five properties through its ownership in three unconsolidated joint venture partnerships. Management has evaluated these joint ventures and determined that these entities are not VIEs. Although Piedmont is the majority equity participant in certain of these joint ventures, Piedmont does not have a controlling voting interest in any of them; however, Piedmont does exercise significant influence. As a result, the accounts of these joint ventures are not consolidated; but rather accounted for using the equity method of accounting in Piedmont’s consolidated financial statements.

Please refer to Note 7 for a summary of Piedmont’s interests in and consolidation treatment of its various VIEs as of December 31, 2012.

All inter-company balances and transactions have been eliminated upon consolidation.

Further, Piedmont has formed special purpose entities to acquire and hold real estate. Each special purpose entity is a separate legal entity and consequently the assets of the special purpose entities are not available to all creditors of Piedmont. The assets owned by these special purpose entities are being reported on a consolidated basis with Piedmont’s assets for financial reporting purposes only.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost, as adjusted for any impairment, less accumulated depreciation. Amounts capitalized to real estate assets consist of the cost of acquisition or construction, any tenant improvements or major improvements, and betterments that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred. Additionally, Piedmont capitalizes interest while the development of a real estate asset is in progress; however, no such interest was capitalized during the three years ended December 31, 2012.

Piedmont’s real estate assets are depreciated or amortized using the straight-line method over the following useful lives:

Buildings	40 years
Building improvements	5-25 years
Land improvements	20-25 years
Tenant improvements	Shorter of economic life or lease term
Furniture, fixtures, and equipment	3-5 years
Intangible lease assets	Lease term

Piedmont continually monitors events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets of both operating properties and properties under construction in which Piedmont has an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present for wholly-owned properties, management assesses whether the respective carrying values will be recovered from the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition for assets held for use, or with the estimated fair values, less costs to sell, for assets held for sale. Piedmont generally considers assets to be held for sale at the point at which a sale contract is executed and earnest money has become non-refundable. In the event that the expected undiscounted future cash flows for assets held for use or the estimated fair value, less costs to sell, for assets held for sale do not exceed the respective asset carrying value, management adjusts such assets to the respective estimated fair values and recognizes an impairment loss. Estimated fair values are calculated based on the following information, depending upon availability, in order of preference: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows, including estimated sales value (which is based on key assumptions such as estimated market rents, lease-up periods, estimated lease terms, and capitalization and discount rates).

For properties owned as part of an investment in unconsolidated joint ventures, Piedmont assesses the fair value of its investment as compared to its carrying amount. If Piedmont determines that the carrying value is greater than the fair value at any measurement date, Piedmont must also determine if such a difference is temporary in nature. Value fluctuations which are “other than temporary” in nature are then recorded to adjust the carrying value to the fair value amount.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, Piedmont allocates the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their estimated fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of market rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases, taking into consideration the probability of renewals for any below-market leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental revenues over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct lease origination costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

Gross intangible assets and liabilities as of December 31, 2012 and 2011, respectively, are as follows (in thousands):

	December 31, 2012	December 31, 2011
Intangible Lease Assets:
Above-Market In-Place Lease Assets	$21,468	$33,687
Absorption Period Costs	$101,217	$164,802
Intangible Lease Origination Costs (included in Deferred Lease Costs)	$116,995	$146,345
Intangible Lease Liabilities (Below-Market In-Place Leases)	$81,736	$113,018

For the years ended December 31, 2012, 2011, and 2010, respectively, Piedmont recognized amortization of intangible lease costs as follows (in thousands):

	2012	2011	2010
Amortization expense related to Intangible Lease Origination Costs and Absorption Period Costs	$36,151	$48,013	$34,660
Amortization of Above-Market and Below-Market In-Place Lease intangibles as a net increase to rental revenues	$5,678	$7,065	$5,788

Net intangible assets and liabilities as of December 31, 2012 will be amortized as follows (in thousands):

	Intangible Lease Assets			Liabilities
	Above-Market In-place Lease Assets	Absorption Period Costs	Intangible Lease Origination Costs	Below-Market In-place Lease Liabilities
For the year ending December 31:
2013	$1,772	$8,292	$9,606	$6,192
2014	1,581	6,897	8,180	5,280
2015	1,480	6,545	7,543	4,769
2016	1,418	6,152	7,124	4,718
2017	770	5,502	6,820	4,685
Thereafter	324	14,012	19,863	15,161
	$7,345	$47,400	$59,136	$40,805

Weighted-Average Amortization Period (in years)	5	8	8	8

Investments in Unconsolidated Joint Ventures

Although Piedmont is the majority equity participant in certain unconsolidated joint ventures, Piedmont does not have a controlling voting interest in any of the unconsolidated joint ventures. Piedmont does, however, exercise significant influence over those joint ventures. Accordingly, Piedmont’s investments in unconsolidated joint ventures are recorded using the equity method of accounting, whereby original investments are recorded at cost and subsequently adjusted for contributions, distributions, and net income/(loss) attributable to such joint ventures. Pursuant to the terms of the unconsolidated joint venture agreements, all income and distributions are allocated to the joint venture partners in accordance with their respective ownership interests. Distributions of net cash from operations are generally distributed to the joint venture partners on a quarterly basis, and are classified as cash inflows from operating activities, as they are presumed to be returns on Piedmont’s investment in the respective joint venture. Proceeds received as the result of a sale of an asset from an unconsolidated joint venture are considered a return of Piedmont’s investment in the joint venture and classified as cash inflows from investing activities.

Cash and Cash Equivalents

Piedmont considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value, and consist of investments in money market accounts.

Tenant Receivables, net

Tenant receivables are comprised of rental and reimbursement billings due from tenants and the cumulative amount of future adjustments necessary to present rental income on a straight-line basis. Tenant receivables are recorded at the original amount earned, less an allowance for any doubtful accounts, which approximates fair value. Management assesses the collectibility of tenant receivables on an ongoing basis and provides for allowances as such balances, or portions thereof, become uncollectible. Piedmont adjusted the allowance for doubtful accounts by recording (recoveries of)/provisions for bad debts of approximately $0, ($0.4) million, and $0.8 million for the years ended December 31, 2012, 2011, and 2010, respectively, which are included in general and administrative expenses in the accompanying consolidated statements of income.

Due from Unconsolidated Joint Ventures

Due from unconsolidated joint ventures represents operating distributions due to Piedmont from its investments in unconsolidated joint ventures which have been declared but not received as of period end.

Restricted Cash and Escrows

Restricted cash and escrows principally relate to the following types of items:

•	escrow accounts held by lenders to pay future real estate taxes, insurance, debt service, and tenant improvements;

•	net sales proceeds from property sales held by qualified intermediary for potential Section 1031 exchange;

•	earnest money paid in connection with future acquisitions; and

•	security and utility deposits paid by tenants per the terms of their respective leases.

Restricted cash and escrows are generally reclassified to other asset or liability accounts upon being used to purchase assets, satisfy obligations, or settle tenant obligations.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets are primarily comprised of the following items:

•	prepaid property taxes, insurance and operating costs;

•	receivables which are unrelated to tenants, for example, insurance proceeds receivable from insurers related to casualty losses; and

•	equipment, furniture and fixtures, and tenant improvements for Piedmont’s corporate office space, net of accumulated depreciation.

Prepaid expenses and other assets will be expensed as utilized or reclassified to other asset or equity accounts upon being put into service in future periods. Balances without a future economic benefit are expensed as they are identified.

Goodwill

Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in purchase accounting for business combinations. Piedmont tests the carrying value of its goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Such interim circumstances may include, but are not limited to, significant adverse changes in legal factors or in the general business climate, adverse action or assessment by a regulator, unanticipated competition, the loss of key personnel, or persistent declines in an entity’s stock price below carrying value of the entity. In accordance with GAAP, Piedmont has the option, should it choose to do so, to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, Piedmont concludes that the estimated fair value is greater than the carrying amount, then performing a further two-step impairment test is unnecessary. However, if Piedmont chooses to forgo the availability of the qualitative analysis, the test prescribed by authoritative accounting guidance is a two-step test. The first step involves comparing the estimated fair value of the entity to its carrying value, including goodwill. Fair value is determined by adjusting the trading price of the stock for various factors including, but not limited to: (i) liquidity or transferability considerations, (ii) control premiums, and/or (iii) fully distributed premiums, if necessary, multiplied by the common shares outstanding. If such calculated fair value exceeds the carrying value, no further procedures or analysis is required. However, if the carrying value exceeds the calculated fair value, goodwill is potentially impaired and step two of the analysis would be required. Step two of the test involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the entity from the entity’s fair value calculated in step one of the test. If the implied value of the goodwill (the remainder left after deducting the fair values of the entity from its calculated overall fair value in step one of the test) is less than the carrying value of goodwill, an impairment loss would be recognized.

Interest Rate Derivatives

Piedmont periodically enters into interest rate derivative agreements to hedge its exposure to changing interest rates. As required by GAAP, Piedmont records all derivatives on the balance sheet at fair value. Piedmont reassesses the effectiveness of its derivatives designated as cash flow hedges on a regular basis to determine if they continue to be highly effective and also to determine if the forecasted transactions remain highly probable. Currently, Piedmont does not use derivatives for trading or speculative purposes.

The changes in fair value of interest rate swap agreements designated as effective cash flow hedges are recorded in other comprehensive income (“OCI”), and subsequently reclassified to earnings when the hedged transactions occur. Changes in the fair values of derivatives designated as cash flow hedges that do not qualify for hedge accounting treatment, if any, would be recorded as gain/(loss) on interest rate swap in the consolidated statements of income. The fair value of the interest rate derivative agreement is recorded as interest rate derivative asset or as interest rate derivative liability in the accompanying consolidated balance sheets. Amounts received or paid under interest rate derivative agreements are recorded as interest expense in the consolidated income statements as incurred. All of Piedmont's interest rate derivative agreements as of December 31, 2012 are designated as cash flow hedges.

Deferred Financing Costs

Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized to interest expense on a straight-line basis (which approximates the effective interest rate method) over the terms of the related financing arrangements. Piedmont recognized amortization of deferred financing costs for the years ended December 31, 2012, 2011, and 2010 of approximately $2.6 million, $3.2 million, and $2.6 million, respectively, which is included in interest expense in the accompanying consolidated statements of income.

Deferred Lease Costs

Deferred lease costs are comprised of costs and incentives incurred to acquire operating leases, including intangible lease origination costs and direct payroll costs incurred related to negotiating and executing specific leases, and are capitalized and amortized on a straight-line basis over the terms of the related underlying leases. No such internal leasing costs were capitalized for the years ended December 31, 2012, 2011, or 2010. Amortization of deferred leasing costs is reflected in the accompanying consolidated statements of income as follows.

•
Piedmont amortized deferred lease costs of approximately $29.8 million, $30.0 million, and $26.8 million for the years ended December 31, 2012, 2011, and 2010, respectively, of which approximately $1.6 million, $1.3 million, and $0.7 million are related to the amortization of deferred common area maintenance costs which are recorded as property operating costs in the accompanying consolidated statements of income. The remaining amortization of deferred lease costs are recorded as amortization expense.

•
Piedmont recognized amortization of lease incentives classified as deferred lease costs of $2.5 million, $3.7 million, and $3.4 million, which was recorded as an adjustment to rental income for the years ended December 31, 2012, 2011, and 2010, respectively.

Upon receiving notification of a tenant’s intention to terminate a lease, unamortized deferred lease costs are adjusted to net realizable value through the consolidated statement of income.

Line of Credit and Notes Payable

Certain mortgage notes included in line of credit and notes payable in the accompanying consolidated balance sheets were assumed upon the acquisition of real properties. When debt is assumed, Piedmont adjusts the loan to fair value with a corresponding adjustment to building. The fair value adjustment is amortized to interest expense over the term of the loan using the effective interest method. Amortization of such fair value adjustments was approximately $0, $1.4 million, and $0 for the years ended December 31, 2012, 2011, and 2010, respectively.

Deferred income

Deferred income is primarily comprised of the following items:

•	prepaid rent from tenants; and

•	tenant reimbursements related to operating expense or property tax expenses which may be due to tenants as part of an annual operating expense reconciliation.

Deferred income related to prepaid rents from tenants will be recognized as income in the period it is earned. Amounts related to operating expense reconciliations or property tax expense are relieved when the tenant's reconciliation is completed in accordance with the underlying lease, and payment is issued to the tenant.

Shares-in-trust

To date, Piedmont has not issued any shares-in-trust; however, under Piedmont’s charter, it has authority to issue a total of 150,000,000 shares-in-trust, which would be issued only in the event that there is a purported transfer of, or other change in or affecting the ownership of, Piedmont’s capital stock that would result in a violation of the ownership limits that are included in Piedmont’s charter to protect its REIT status.

Preferred Stock

To date, Piedmont has not issued any shares of preferred stock; however, Piedmont is authorized to issue up to 100,000,000 shares of one or more classes or series of preferred stock. Piedmont’s board of directors may determine the relative rights, preferences, and privileges of any class or series of preferred stock that may be issued, and can be more beneficial than the rights, preferences, and privileges attributable to Piedmont’s common stock.

Common Stock

Under Piedmont’s charter, it has authority to issue a total of 750,000,000 shares of common stock with a par value of $0.01 per share. Each share of common stock is entitled to one vote and participates in distributions equally. The board of directors of Piedmont authorized the repurchase and retirement of up to $300 million of Piedmont's common stock through November 2013. Piedmont may repurchase the shares from time to time, in accordance with applicable securities laws, in the open market or in privately negotiated transactions. Repurchases will depend upon market conditions and other factors, and repurchases may be commenced or suspended from time to time in Piedmont's discretion, without prior notice. As of December 31, 2012, approximately $208.0 million is available for share repurchases through November 2013.

Dividends

As a REIT, Piedmont is required by the Internal Revenue Code of 1986, as amended (the “Code”), to make distributions to stockholders each taxable year equal to at least 90% of its taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to stockholders (“REIT taxable income”). Piedmont sponsors a dividend reinvestment plan ("DRP") pursuant to which common stockholders may elect (if their brokerage agreements allow) to reinvest an amount equal to the dividends declared on their common shares into additional shares of Piedmont’s common stock in lieu of receiving cash dividends. Under the DRP, Piedmont has the option to either issue shares purchased in the open market or issue shares directly from Piedmont's authorized but unissued shares, in both cases at a 2% discount for the stockholder. Such election takes place at the settlement of each quarterly dividend in which there are participants in the DRP, and may change from quarter to quarter based on management's judgment of the best use of proceeds for Piedmont.

Noncontrolling Interest

Noncontrolling interest represents the equity interests of consolidated entities that are not owned by Piedmont. Noncontrolling interest is adjusted for contributions, distributions, and earnings (loss) attributable to the noncontrolling interest partners of the consolidated joint ventures. All earnings and distributions are allocated to the partners of the consolidated joint ventures in accordance with their respective partnership agreements. Earnings allocated to such noncontrolling interest partners are recorded as income attributable to noncontrolling interest in the accompanying consolidated statements of income.

Revenue Recognition

All leases of real estate assets held by Piedmont are classified as operating leases, and the related base rental income is generally recognized on a straight-line basis over the terms of the respective leases. Tenant reimbursements are recognized as revenue in the period that the related operating cost is incurred. Rents and tenant reimbursements collected in advance are recorded as deferred income in the accompanying consolidated balance sheets. Other rental income, consisting primarily of lease termination fees, is recognized once Piedmont has satisfied all obligations under the related lease or lease termination agreement.

Gains on the sale of real estate assets are recognized upon completing the sale and, among other things, determining the sale price and transferring all of the risks and rewards of ownership without significant continuing involvement with the purchaser. Recognition of all or a portion of the gain would be deferred until both of these conditions are met. Losses are recognized through impairment charges when identified.

Stock-based Compensation

Piedmont has issued stock-based compensation in the form of restricted stock to its employees and directors. For employees, such compensation has been issued pursuant to Piedmont's Long-term Incentive Compensation ("LTIC") program. The LTIC program is comprised of an annual restricted stock grant component and a multi-year performance share component. Awards granted pursuant to the annual restricted stock component are considered equity awards and expensed straight-line over the vesting period, with issuances recorded as a reduction to additional paid in capital. Awards granted pursuant to the performance share component are considered liability awards and are expensed over the service period, with issuances recorded as a reduction to accrued expense. The compensation expense recognized related to both of these award types is recorded as property operating costs for those employees whose job is related to property operation and as general and administrative expense for all other employees and directors in the accompanying consolidated statements of income.

Legal Fees and Related Insurance Recoveries

Piedmont recognizes legal expenses in the period in which services are rendered as a component of general and administrative expense or as property operating costs for legal expenses attributable to operating properties. Insurance reimbursements related to ongoing legal matters are recorded as a reduction of legal expense in the period that the insurance company definitively notifies Piedmont of its intent to issue payment.

Litigation Settlement Expense and Related Insurance Recoveries
During the year ended December 31, 2012, Piedmont reached an agreement in principle to settle two separate securities class action lawsuits (See Note 10). As a result of the agreements to settle, Piedmont recorded a $7.5 million charge representing the total of both proposed settlements in its statements of income for the year ended December 31, 2012. Any future insurance recoveries related to these agreements, if applicable, will be recognized as income in the period that the insurance company definitively notifies Piedmont of its intent to issue payment.
Net Casualty Loss/(Gain)

From time to time, certain of our assets may be damaged or destroyed by natural disasters. Such damages may result in significant expenses related to the destruction of fixed assets or costs to clean, repair, and establish emergency operations at the building or buildings affected by the casualty event. In addition, Piedmont may recognize expenses as a result of issuing rent abatements to tenants for business interruptions caused by the tenants' inability to access the space that they lease from Piedmont. Losses related to the above items are estimated and recorded in the period incurred without regard to whether the loss may be ultimately recoverable under Piedmont's various insurance policies. Any insurance recoveries related to such losses, if applicable, are recorded as income in the period receipt is deemed probable. Insurance recoveries in excess of losses recognized or related to business interruption are recorded as income in the period that the insurance company definitively notifies Piedmont of its intent to issue payment. Casualty losses are presented net of insurance recovery income recorded during the period. During the year ended December 31, 2012, substantially all of the net casualty loss recorded related to losses incurred in Piedmont's New York/New Jersey portfolio as a result of Hurricane Sandy which occurred in October 2012.

Net Income Available to Common Stockholders Per Share

Net income per share-basic is calculated as net income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Net income per share-diluted is calculated as net income available to common stockholders divided by the diluted weighted average number of common shares outstanding during the period, including the dilutive effect of nonvested restricted stock. The dilutive effect of nonvested restricted stock is calculated using the treasury stock method to determine the number of additional common shares that would become outstanding if the remaining unvested restricted stock awards vested. Outstanding stock options have been excluded from the diluted earnings per share calculation, as their impact would be anti-dilutive.

Income Taxes

Piedmont has elected to be taxed as a REIT under the Code, and has operated as such, beginning with its taxable year ended December 31, 1998. To qualify as a REIT, Piedmont must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income. As a REIT, Piedmont is generally not subject to federal income taxes. Accordingly, neither a provision nor a benefit for federal income taxes has been made in the accompanying consolidated financial statements. Piedmont is subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in the financial statements. Additionally, Piedmont conducts certain operations through its taxable REIT subsidiary, Piedmont Office Holdings, Inc. These operations resulted in estimated tax payments of approximately $8.5 thousand for the year ended December 31, 2012, which is recorded in the accompanying financial statements as general and administrative costs.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. The reclassifications relate to the required presentation of income from discontinued operations for the properties sold during the years ended December 31, 2012, 2011, and 2010. Please refer to Note 14 for further details. All such reclassifications do not affect net income attributable to Piedmont as presented in previous years.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update 2013-02, Comprehensive Income Topic Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). ASU 2013-02 requires an entity to disclose information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to disclose significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount reclassified to net income in its entirety in the same reporting period is required under GAAP. For amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. ASU 2013-02 is effective for Piedmont for the interim period beginning January 1, 2013. The adoption of ASU 2013-02 is not expected to have a material impact on Piedmont's financial statements or disclosures.

3.    Acquisitions

During the year ended December 31, 2012, Piedmont's acquisition activity consisted of purchasing tracts of undeveloped land. On June 28, 2012, Piedmont purchased undeveloped land adjacent to the Medici building in Atlanta, Georgia for a purchase price of approximately $2.5 million. The undeveloped land consists of approximately 2.01 acres, is zoned for office and accessory use, and has a site plan approved for approximately 249,000 square feet.

On October 15, 2012, Piedmont purchased undeveloped land adjacent to the Glenridge Highlands II building in Atlanta, Georgia for a purchase price of approximately $1.7 million. The land consists of approximately 3.0 acres, is zoned for office use, and has a site plan approved for approximately 113,000 square feet.

4.    Tenant Receivables

Tenant receivables as of December 31, 2012 and 2011, respectively, are as follows (in thousands):

	2012	2011
Tenant receivables, net of allowance for doubtful accounts of $346 and $631 as of December 31, 2012 and 2011, respectively	$25,039	$24,722
Cumulative rental revenue recognized on a straight-line basis in excess of cash received in accordance with lease terms	120,109	104,558
Tenant receivables	$145,148	$129,280

5.    Unconsolidated Joint Ventures

Investments in Unconsolidated Joint Ventures

As of December 31, 2012 and 2011, Piedmont owned interests in the following unconsolidated joint ventures (in thousands):

Name of Joint Venture	Properties Held by Joint Venture	Piedmont’s Approximate Ownership Percentage	Net Book Value
			2012	2011
Fund XIII and REIT Joint Venture	8560 Upland Drive Two Park Center	72%	$18,814	$19,180
Fund XII REIT and Joint Venture	4685 Investment Drive 5301 Maryland Way	55%	15,813	16,329
Fund XI, XII and REIT Joint Venture	20/20	57%	2,599	2,672
			$37,226	$38,181

6.    Line of Credit and Notes Payable

During the year ended December 31, 2012, Piedmont OP entered into a new $500 million unsecured line of credit facility (the “$500 Million Unsecured Line of Credit”) with a consortium of lenders to replace its expiring $500 Million Unsecured Facility. The term of the $500 Million Unsecured Line of Credit is four years with an extended maturity date of August 21, 2017 (assuming Piedmont extends the term for an additional year through two available six month extensions). Additionally, under certain terms of the agreement, Piedmont may increase the new facility by up to an additional $500 million (to an aggregate size of $1.0 billion); however, none of the existing lenders have any obligation to participate in such increase. Piedmont paid customary fees to the lenders in connection with the closing of the new $500 Million Unsecured Line of Credit. The $500 Million Unsecured Line of Credit has the option to bear interest at varying levels based on (i) the London Interbank Offered Rate (“LIBOR”) or Base Rate, defined as the greater of the prime rate, the federal funds rate plus 0.5%, or LIBOR for a one-month period plus one percent, (ii) the credit rating for Piedmont, and (iii) for LIBOR loans, an interest period selected by Piedmont of one, two, three, or six months, or to the extent available from all lenders in each case, one year or periods of less than one month. The stated interest rate spread over LIBOR can vary from 1.00% to 1.75% based upon the then current credit rating of Piedmont. As of December 31, 2012, the current stated LIBOR spread on the $500 Million Unsecured Line of Credit was 1.175%, and Piedmont had met all of the financial covenant requirements.

Other Financing Activity

During the year ended December 31, 2012, Piedmont fully repaid its $140 million mortgage which had been secured by the 500 W. Monroe building in Chicago, Illinois, and its $45 million loan which had been secured by the 4250 N. Fairfax building in Arlington, Virginia. Additionally, during the year ended December 31, 2012, Piedmont incurred net borrowings of approximately $129.0 million on its outstanding lines of credit.

The following table summarizes the terms of Piedmont’s indebtedness outstanding as of December 31, 2012 and 2011 (in thousands):

Facility	Collateral	Rate(1)		Maturity	Amount Outstanding as of December 31,
					2012	2011
Secured (Fixed)
$45.0 Million Fixed-Rate Loan	4250 N. Fairfax	5.20%		6/1/2012	$—	$45,000
$200.0 Million Mortgage Note	Aon Center	4.87%		5/1/2014	200,000	200,000
$25.0 Million Mortgage Note	Aon Center	5.70%		5/1/2014	25,000	25,000
$350.0 Million Secured Pooled Facility	Nine Property Collateralized Pool(2)	4.84%		6/7/2014	350,000	350,000
$105.0 Million Fixed-Rate Loan	US Bancorp Center	5.29%		5/11/2015	105,000	105,000
$125.0 Million Fixed-Rate Loan	Four Property Collateralized Pool(3)	5.50%		4/1/2016	125,000	125,000
$42.5 Million Fixed-Rate Loan	Las Colinas Corporate Center I & II	5.70%		10/11/2016	42,525	42,525
$140.0 Million WDC Mortgage Notes	1201 & 1225 Eye Street	5.76%		11/1/2017	140,000	140,000
$140.0 Million 500 W. Monroe Mortgage Loan	500 W. Monroe	LIBOR + 1.008%		8/9/2012	—	140,000
Subtotal/Weighted Average(4)		5.17%			987,525	1,172,525
Unsecured (Variable)
$300 Million Unsecured Term Loan		LIBOR + 1.45%	(5)	11/22/2016	300,000	300,000
$500 Million Unsecured Line of Credit		1.39%	(6)	8/19/2016	129,000	—
Subtotal/Weighted Average(4)		2.30%			429,000	300,000
Total/ Weighted Average(4)		4.30%			$1,416,525	$1,472,525

(1)	All of Piedmont’s outstanding debt as of December 31, 2012 and 2011 is interest-only debt.

(2)
Nine property collateralized pool includes:1200 Crown Colony Drive in Quincy, Massachusetts, Braker Pointe III in Austin, Texas, 2 Gatehall Drive in Parsippany, New Jersey, the One and Two Independence Square buildings in Washington, DC, 2120 West End Avenue in Nashville, Tennessee, 400 Bridgewater Crossing in Bridgewater, New Jersey, 200 Bridgewater Crossing in Bridgewater, New Jersey, and Fairway Center II in Brea, California.

(3)	Four property collateralized pool includes 1430 Enclave Parkway in Houston, Texas, Windy Point I and II in Schaumburg, Illinois, and 1055 East Colorado Boulevard in Pasadena, California.

(4)	Weighted average is based on contractual balance of outstanding debt and interest rates in the table as of December 31, 2012.

(5)
The $300 Million Unsecured Term Loan has a stated variable rate; however, Piedmont entered into interest rate swap agreements which effectively fix, exclusive of changes to Piedmont's credit rating, the rate on this facility to 2.69% through maturity.

(6)
Piedmont may select from multiple interest rate options with each draw, including the prime rate and various length LIBOR locks. All LIBOR selections are subject to an additional spread (1.175% as of December 31, 2012) over the selected rate based on Piedmont’s current credit rating. The outstanding balance as of December 31, 2012 consists of LIBOR draws at an average rate of 0.22% (subject to the additional spread mentioned above).

A summary of the aggregate maturities of Piedmont’s indebtedness as of December 31, 2012, is provided below (in thousands):

2013	$—
2014	575,000
2015	105,000
2016	596,525
2017	140,000
Thereafter	—
Total	$1,416,525

Piedmont’s weighted-average interest rate as of December 31, 2012 and 2011, for aforementioned borrowings was approximately 4.30% and 4.29%, respectively. Piedmont made interest payments on all indebtedness, including interest rate swap cash settlements, of approximately $62.6 million, $66.7 million, and $70.2 million during the years ended December 31, 2012, 2011, and 2010, respectively.

7.    Variable Interest Entities

Variable interest holders who have the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and have the obligation to absorb the majority of losses of the entity or the right to receive significant benefits of the entity are considered to be the primary beneficiary and must consolidate the VIE.

A summary of Piedmont’s interests in and consolidation treatment of its VIEs as of December 31, 2012 is as follows, (net carrying amount in millions):

Entity	Piedmont’s % Ownership of Entity	Related Building	Consolidated/ Unconsolidated	Net Carrying Amount as of December 31, 2012	Net Carrying Amount as of December 31, 2011	Primary Beneficiary Considerations
1201 Eye Street NW Associates, LLC	49.5%	1201 Eye Street	Consolidated	$(5.7)	$(3.4)
In accordance with the partnership’s governing documents, Piedmont is entitled to 100% of the cash flow of the entity and has sole discretion in directing the management and leasing activities of the building.

1225 Eye Street NW Associates, LLC	49.5%	1225 Eye Street	Consolidated	$(0.1)	$0.6
In accordance with the partnership’s governing documents, Piedmont is entitled to 100% of the cash flow of the entity and has sole discretion in directing the management and leasing activities of the building.

Piedmont Multi-State Owner, LLC	100%	1200 Crown Colony Drive	Consolidated	$33.2	$28.0
In accordance with a tenant's lease, if Piedmont sells the property on or before March 2013, then the tenant would be entitled to an equity participation fee; however, Piedmont has sole decision making authority and is entitled to the economic benefits of the property until such returns are met.

Piedmont 500 W. Monroe Fee, LLC	100%	500 W. Monroe	Consolidated	$194.0	$76.9
The Omnibus Agreement with the previous owner includes equity participation rights for the previous owner, if certain financial returns are achieved; however, Piedmont has sole decision making authority and is entitled to the economic benefits of the property until such returns are met.

Suwanee Gateway One, LLC	100%	Suwanee Gateway One	Consolidated	$7.6	$7.7
The fee agreement includes equity participation rights for the incentive manager, if certain returns on investment are achieved; however, Piedmont has sole decision making authority and is entitled to the economic benefits of the property until such returns are met.

Medici Atlanta, LLC	100%	The Medici	Consolidated	$13.7	$13.0
The fee agreement includes equity participation rights for the incentive manager, if certain returns on investment are achieved; however, Piedmont has sole decision making authority and is entitled to the economic benefits of the property until such returns are met.

400 TownPark, LLC	100%	400 TownPark	Consolidated	$23.5	$23.7
The fee agreement includes equity participation rights for the incentive manager, if certain returns on investment are achieved; however, Piedmont has sole decision making authority and is entitled to the economic benefits of the property until such returns are met.

Each of the VIEs described above has the sole purpose of holding office buildings and their resulting operations, and are classified in the accompanying consolidated balance sheets in the same manner as Piedmont's wholly-owned properties.

8.    Derivative Instruments

Risk Management Objective of Using Derivatives

In addition to operational risks which arise in the normal course of business, Piedmont is exposed to economic risks such as interest rate, liquidity, and credit risk. In certain situations, Piedmont has entered into derivative financial instruments such as interest rate swap agreements and other similar agreements to manage interest rate risk exposure arising from current or future variable rate debt transactions. Interest rate swap agreements involve the receipt of variable-rate amounts from a counterparty in exchange for Piedmont making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Piedmont’s objective in using interest rate derivatives is to add stability to interest expense and to manage its exposure to interest rate movements.

Cash Flow Hedges of Interest Rate Risk

During the year ended December 31, 2012, Piedmont used four interest rate swap agreements to hedge the variable cash flows associated with its $300 Million Unsecured Term Loan. Additionally, during the year ended December 31, 2012, Piedmont entered into a forward starting swap with a total notional value of $70.0 million to hedge the risk of changes in the interest payments associated with the potential issuance of long-term debt over a maximum period of 134 months.

A detail of Piedmont’s interest rate derivatives outstanding as of December 31, 2012 is as follows:

Interest Rate Derivatives:	Notional Amount (in millions)	Effective Date	Maturity Date
Interest rate swap	$125	11/22/2011	11/22/2016
Interest rate swap	$75	11/22/2011	11/22/2016
Interest rate swap	$50	11/22/2011	11/22/2016
Interest rate swap	$50	11/22/2011	11/22/2016
Interest rate swap	$70	3/3/2014	3/3/2024
Total	$370

All of Piedmont's interest rate swap agreements outstanding for the periods presented were designated as cash flow hedges of interest rate risk. As such, the effective portion of the changes in the fair value of these derivatives was recorded in other comprehensive income ("OCI") and subsequently reclassified into the accompanying consolidated statements of income for the years ended December 31, 2012, 2011, and 2010, respectively, as follows (in thousands):

Derivative in Cash Flow Hedging Relationships (Interest Rate Swaps and Caps)	2012	2011	2010
Amount of loss recognized in OCI on derivatives	$7,656	$3,064	$1,529
Amount of previously recorded loss reclassified from accumulated OCI into interest expense	$(3,033)	$(1,218)	$(4,704)

Piedmont estimates that an additional $3.1 million will be reclassified from accumulated other comprehensive loss as an increase to interest expense over the next twelve months. No gain or loss was recognized related to hedge ineffectiveness or to amounts excluded from effectiveness testing on Piedmont’s cash flow hedges during the years ended December 31, 2012, 2011, or 2010.

Additionally, see Note 9 for fair value disclosures of Piedmont's derivative instruments.

Credit-risk-related Contingent Features

Piedmont has agreements with its derivative counterparties that contain a provision whereby if Piedmont defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then Piedmont could also be declared in default on its derivative obligation. If Piedmont breached any of the contractual provisions of the derivative contracts, it would be required to settle its obligations under the agreements at their termination value of the fair values plus accrued interest, or approximately $7.4 million.

9.    Fair Value Measurements

Piedmont considers its cash, accounts receivable, restricted cash and escrows, accounts payable, interest rate swap agreements, and line of credit and notes payable to meet the definition of financial instruments. The following table sets forth the carrying and estimated fair value for each of Piedmont’s financial instruments as of December 31, 2012 and 2011, respectively (in thousands):

	2012			2011
Financial Instrument	Carrying Value	Estimated Fair Value	Level Within Fair Value Hierarchy	Carrying Value	Estimated Fair Value
Assets:
Cash and cash equivalents(1)	$12,957	$12,957	Level 1	$139,690	$139,690
Tenant and notes receivables, net(1)	$147,337	$147,337	Level 1	$129,523	$129,523
Restricted cash and escrows(1)	$334	$334	Level 1	$9,039	$9,039
Interest rate swap asset	$1,075	$1,075	Level 2	$—	$—
Liabilities:
Accounts payable and accrued expenses(1)	$23,113	$23,113	Level 1	$14,637	$14,637
Interest rate swap liability	$8,235	$8,235	Level 2	$2,537	$2,537
Line of credit and notes payable	$1,416,525	$1,470,002	Level 2	$1,472,525	$1,529,811

(1)	For the periods presented, the carrying value approximates estimated fair value due to its short-term maturity.

Piedmont's line of credit and notes payable were carried at book value as of December 31, 2012 and 2011; however, Piedmont's estimate of their fair value is disclosed in the table above. Piedmont uses widely accepted valuation techniques including discounted cash flow analysis based on the contractual terms of the debt facilities, including the period to maturity of each instrument, and uses observable market-based inputs for similar debt facilities which have transacted recently in the market. Therefore, the fair values determined are considered to be based on significant other observable inputs (Level 2). Scaling adjustments are made to these inputs to make them applicable to the remaining life of Piedmont's outstanding debt. Piedmont has not changed its valuation technique for estimating the fair value of its line of credit and notes payable.

Piedmont’s interest rate swap agreements discussed in Note 8 above are classified as both “Interest rate swap” assets and liabilities in the accompanying consolidated balance sheets and were carried at fair value as of December 31, 2012 and 2011. The valuation of these derivative instruments was determined using widely accepted valuation techniques including discounted cash flow analysis based on the contractual terms of the derivatives, including the period to maturity of each instrument, and uses observable market-based inputs, including interest rate curves and implied volatilities. Therefore, the fair values determined are considered to be based on significant other observable inputs (Level 2). In addition, Piedmont considered both its own and the respective counterparties’ risk of nonperformance in determining the fair value of its derivative financial instruments by estimating the current and potential future exposure under the derivative financial instruments that both Piedmont and the counterparties were at risk for as of the valuation date. The credit risk of Piedmont and its counterparties was factored into the calculation of the estimated fair value of the interest rate swaps; however, as of December 31, 2012 and 2011, this credit valuation adjustment did not comprise a material portion of the estimated fair value. Therefore, Piedmont believes that any unobservable inputs used to determine the fair values of its derivative financial instruments are not significant to the fair value measurements in their entirety, and does not consider any of its derivative financial instruments to be Level 3 liabilities.

10.    Commitments and Contingencies

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, may obligate Piedmont to provide funding for capital improvements. Under its existing lease agreements, Piedmont may be required to fund significant tenant improvements, leasing commissions, and building improvements. In addition, certain agreements contain provisions that require Piedmont to issue corporate or property guarantees to provide funding for capital improvements or other financial obligations. Further, Piedmont classifies such tenant and building improvements into two classes: (i) improvements which incrementally enhance the building's asset value by expanding its revenue generating capacity (“incremental capital expenditures”) and (ii) improvements which maintain the building's existing asset value and its revenue generating capacity (“non-incremental capital expenditures”). As of December 31, 2012, Piedmont anticipates funding potential non-incremental capital expenditures for tenant improvements of approximately $111.9 million related to its existing lease portfolio over the respective lease terms, the majority of which Piedmont estimates may be required to be funded over the next several years. For most of Piedmont’s leases, the timing of the actual funding of these tenant improvements is largely dependent upon tenant requests for reimbursement. In some cases, these obligations may expire with the leases without further recourse to Piedmont.

Additionally, as of December 31, 2012, commitments for incremental capital expenditures associated with new leases, primarily at value-add properties, totals approximately $63.8 million.

Contingencies Related to Tenant Audits/Disputes

Certain lease agreements include provisions that grant tenants the right to engage independent auditors to audit their annual operating expense reconciliations. Such audits may result in the re-interpretation of language in the lease agreements which could result in the refund of previously recognized tenant reimbursement revenues, resulting in financial loss to Piedmont. Piedmont recorded additional expense related to such tenant audits/disputes of approximately $0.2 million, $0.7 million and $0.4 million during the years ended December 31, 2012, 2011, and 2010, respectively.

Letters of Credit

As of December 31, 2012, Piedmont was subject to the following letters of credit, which reduce the total outstanding capacity under its $500 Million Unsecured Line of Credit:

Amount	Expiration of Letter of Credit (1)
$10,000,000	July 2013
$9,033,164	July 2013
$382,556	July 2013

(1)	These letter of credit agreements contain an “evergreen” clause, which automatically renews for consecutive, one-year periods each anniversary, subject to certain limitations.

Operating Lease Obligations

Three properties (the River Corporate Center building in Tempe, Arizona; the 8700 South Price Road building in Tempe, Arizona; and the 2001 NW 64th Street building in Ft. Lauderdale, Florida) are subject to ground leases with expiration dates ranging between 2048 and 2101. The aggregate remaining payments required under the terms of these operating leases as of December 31, 2012 are presented below (in thousands):

2013	$750
2014	750
2015	750
2016	750
2017	750
Thereafter	74,119
Total	$77,869

Ground rent expense was approximately $0.8 million, $0.6 million, and $0.6 million for the years ended December 31, 2012, 2011, and 2010, respectively, and is included in property operating costs in the accompanying consolidated statements of income. The net book value of the real estate assets of the related office buildings subject to operating ground leases is approximately $31.8 million and $26.0 million as of December 31, 2012 and 2011, respectively.

Agreements in Principle to Resolve Legal Actions
Piedmont and certain of its current and former officers and directors were party to two separate securities class action lawsuits which challenged various disclosures made in connection with Piedmont's April 2007 internalization transaction in one case and a response to a May 2007 tender offer for Piedmont's shares and an October 2007 proxy statement seeking approval of amendments to Piedmont's charter in the other case. (Please refer to Part I. Item 3 “Legal Proceedings” for a complete description of the chronology of the two lawsuits). During the year ended December 31, 2012, after receiving favorable rulings including the dismissal of all claims in both cases, Piedmont reached agreement in principle to settle both lawsuits, thus avoiding additional legal expense associated with any further appeals by the plaintiffs. As a result, during the year ended December 31, 2012, Piedmont recorded a $7.5 million litigation settlement charge in the accompanying financial statements (Please see Note 2 - Litigation Settlement Expense). The settlements are subject to court approval following notice to the classes. As such, the possibility of further financial loss does exist; however, management has concluded that such risk of loss is remote.
Other Legal Matters

Piedmont is from time to time a party to legal proceedings, which arise in the ordinary course of its business. None of these ordinary course legal proceedings are reasonably likely to have a material adverse effect on results of operations or financial condition.

11.    Stock Based Compensation

Deferred Stock Awards

Piedmont has granted deferred stock awards in the form of restricted stock to its employees. The awards are determined by the Compensation Committee of the board of directors of Piedmont on an annual basis and typically vest over a three-year period beginning on the grant date. In addition, Piedmont has adopted a multi-year performance share program for certain of its employees. Restricted shares are earned based on the relative performance of Piedmont's total stockholder return as compared with a predetermined peer group's total stockholder return over a three-year period. Any shares awarded vest immediately upon issuance.

A rollforward of Piedmont's deferred stock award activity for the year ended December 31, 2012 is as follows:

	Unvested Deferred Stock Awards as of January 1, 2012	Deferred Stock Awards Granted During Fiscal Year 2012	Adjustment to Estimated Future Grants of Performance Share Awards During the 2012	Deferred Stock Awards Vested During Fiscal Year 2012	Deferred Stock Awards Forfeited During Fiscal Year 2012	Unvested Deferred Stock Awards as of December 31, 2012
Shares	511,203	229,135	(159,474)	(255,258)	(6,713)	318,893
Weighted-Average Grant Date Fair Value	$21.67	$17.53	$23.64	$20.89	$18.52	$18.41

The following table provides additional information regarding stock award activity during the years ended December 31, 2012, 2011, and 2010 (in thousands except for per share data):

	2012	2011	2010
Weighted-Average Grant Date Fair Value for Shares Granted During the Year	$17.53	$19.03	$22.54
Total Grant Date Fair Value of Shares Vested During the Year	$5,331	$5,405	$4,789
Share-based Liabilities Paid(1)	$798	$851	$—

(1)	Amounts reflect the issuance of performance share awards during the period.

A detail of Piedmont’s outstanding employee deferred stock awards as of December 31, 2012 is as follows:

Date of grant	Type of Award	Net Shares Granted (1)		Grant Date Fair Value	Vesting Schedule	Unvested Shares as of December 31, 2012
May 11, 2010	2010-2012 Performance Share Program	56,875	(2)	$28.44	Shares vest immediately upon determination of award in 2013.	5,266	(3)
May 24, 2010	Annual Deferred Stock Award	161,148		$18.71	Of the shares granted, 25% vested on the date of grant, and 25% vested or will vest on May 24, 2011, 2012, and 2013, respectively.	52,964
May 24, 2010	One-Time, Special Deferred Stock Award in Recognition of Piedmont's Initial Public Offering	40,085		$18.71	Of the shares granted, 33.33% vested or will vest on May 24, 2011, 2012, and 2013, respectively.	17,457
April 5, 2011	Annual Deferred Stock Award	128,986		$19.40	Of the shares granted, 25% vested on the date of grant, and 25% will vest on April 5, 2012, 2013, and 2014, respectively.	74,496
April 5, 2011	2011-2013 Performance Share Program	—		$18.27	Shares vest immediately upon award in 2014.	—	(3)
April 4, 2012	Annual Deferred Stock Award	209,876		$17.49	Of the shares granted, 25% vested on the date of grant, and 25% will vest on April 4, 2013, 2014, and 2015, respectively.	168,710
April 4, 2012	2012-2014 Performance Share Program	—		$17.42	Shares vest immediately upon determination of award in 2015.	—	(3)
Total						318,893

(1)	Amounts reflect the total grant, net of shares surrendered upon vesting to satisfy required minimum tax withholding obligations through December 31, 2012.

(2)	Represents shares granted pursuant to the first and second interim performance periods ended December 31, 2010 and 2011, respectively.

(3)
Estimated based on Piedmont's cumulative total stockholder return relative to a predetermined peer group's cumulative total stockholder return for the respective performance period as of December 31, 2012. Such estimates are subject to change in future periods based on both Piedmont's and its peers' stock performance and dividends paid.

During the years ended December 31, 2012, 2011, and 2010, Piedmont recognized approximately $3.9 million, $6.5 million and $5.1 million of compensation expense and directors' fees related to stock awards, respectively, of which $2.5 million, $5.3 million and $3.7 million, respectively, related to the non-vested shares. During the year ended December 31, 2012, 181,502 shares were issued to employees, directors and officers. As of December 31, 2012, approximately $2.3 million of unrecognized compensation cost related to non-vested, share-based compensation remained, which Piedmont will record in its statements of income over a weighted-average vesting period of approximately one year.

12.    Earnings Per Share

There are no adjustments to “Net income attributable to Piedmont” or “Income from continuing operations” for the diluted earnings per share computations.

Net income per share-basic is calculated as net income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Net income per share-diluted is calculated as net income available to common stockholders divided by the diluted weighted average number of common shares outstanding during the period, including the dilutive effect of nonvested restricted stock. The dilutive effect of nonvested restricted stock is calculated using the treasury stock method to determine the number of additional common shares that would become outstanding if the remaining unvested restricted stock awards vested. Outstanding stock options have been excluded from the diluted earnings per share calculation, as their impact would be anti-dilutive. The following table reconciles the denominator for the basic and diluted earnings per share computations shown on the consolidated statements of operations for the years ended December 2012, 2011, and 2010 (in thousands):

	2012	2011	2010
Weighted-average common shares—basic	170,312	172,765	170,753
Plus incremental weighted-average shares resulting from the assumed conversion of time-vested restricted stock awards	129	216	214
Weighted-average common shares—diluted	170,441	172,981	170,967

13.    Operating Leases

Piedmont’s real estate assets are leased to tenants under operating leases for which the terms vary, including certain provisions to extend the lease term, options for early terminations subject to specified penalties, and other terms and conditions as negotiated. Piedmont retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, however, generally they are not significant. Exposure to credit risk is limited to the extent that the receivables exceed this amount. Security deposits related to tenant leases are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Piedmont’s wholly-owned and consolidated joint venture properties are located in 17 metropolitan areas. Based on annualized lease revenue as of December 31, 2012, approximately 23.1%, 22.0%, and 14.6% of these real estate assets are located in metropolitan Chicago, metropolitan Washington, D.C., and metropolitan New York, respectively. Furthermore, approximately 13.3% of Piedmont's annualized lease revenue is generated from federal governmental agencies.

The future minimum rental income from Piedmont’s investment in real estate assets under non-cancelable operating leases, excluding unconsolidated joint ventures, as of December 31, 2012, is presented below (in thousands):

Years ending December 31:
2013	$377,746
2014	349,565
2015	346,084
2016	310,798
2017	290,158
Thereafter	1,384,133
Total	$3,058,484

14.    Discontinued Operations

As mentioned in the notes accompanying this Current Report on Form 8-K, Piedmont has presented separately as discontinued operations in all periods the results of operations for all consolidated assets disposed of subsequent to December 31, 2012, as described below (in thousands):

Building Sold		Location	Date of Sale		Gain/(Loss) on Sale	Net Sales Proceeds
111 Sylvan Avenue	(1)	Englewood Cliffs, New Jersey	December 8, 2010		$(817)	$51,637
Eastpointe Corporate Center		Issaquah, Washington	July 1, 2011		$12,152	$31,704
5000 Corporate Court		Holtsville, New York	August 31, 2011		$14,367	$36,100
35 West Wacker Drive	(2)	Chicago, Illinois	December 15, 2011		$96,138	$223,981
Portland Portfolio	(3)	Beaverton, Oregon	March 19, 2012		$17,823	$43,832
26200 Enterprise Way		Lake Forest, California	May 31, 2012		$10,013	$24,412
110 & 112 Hidden Lake Circle Buildings		Duncan, South Carolina	September 21, 2012		$(259)	$25,595
1111 Durham Avenue	(4)	South Plainfield, New Jersey	March 28, 2013	(4)	$—	$3,403
1200 Enclave Parkway	(5)	Houston, Texas	May 1, 2013	(5)	N/A	N/A

(1)
Piedmont reclassified the operational results of the property, including a $9.6 million impairment charge that resulted from adjusting the assets to fair value, as discontinued operations in the accompanying 2010 statement of operations. The fair value measurement used in the evaluation of this non-financial asset was considered to be a Level 1 valuation within the fair value hierarchy as defined by GAAP, as there were direct observations and transactions involving the asset (i.e. the asset was sold to a third-party purchaser).

(2)	Piedmont sold its approximate 96.5% ownership in the property. Transaction data above is presented at Piedmont's ownership percentage.

(3)
The Portland Portfolio consisted of four office properties known as the Deschutes building, the Rhein building, the Rogue building, and the Willamette building, as well as 18.19 acres of adjoining, undeveloped land.

(4)
On March 28, 2013, Piedmont sold the 1111 Durham Avenue building. As such, in accordance with GAAP, Piedmont reclassified the building from real estate assets held-for-use to real estate assets held-for-sale, and the operational results of the property as income from discontinued operations for prior periods to conform with current period presentation.

(5)
On May 1, 2013, Piedmont sold the 1200 Enclave Parkway building. As such, in accordance with GAAP, Piedmont reclassified the building from real estate assets held-for-use to real estate assets held-for-sale, and the operational results of the property as income from discontinued operations for prior periods to conform with current period presentation.

Assets Held-for-Sale

The details comprising assets held for sale, consisting solely of the 1111 Durham Avenue building and the 1200 Enclave Parkway building, are presented below (in thousands):

	December 31, 2012	December 31, 2011
Real estate assets held for sale, net:
Land	$7,188	$7,188
Building and improvements, less accumulated depreciation of $9,327 and $7,774 as of December 31, 2012 and 2011, respectively	26,782	21,931
Intangible lease assets, less accumulated amortization of $0 and $85 as of December 31, 2012 and 2011, respectively	—	94
Construction in progress	—	102
Total real estate assets held for sale, net	$33,970	$29,315

Other assets held for sale:
Straight-line rent	$2,189	$243
Deferred lease costs, less accumulated amortization of $207 and $1,788 as of December 31, 2012 and 2011, respectively	3,038	1,680
Total other assets held for sale, net	$5,227	$1,923

Income from Discontinued Operations

The details comprising income from discontinued operations are presented below (in thousands):

	Years Ended December 31,
	2012	2011	2010
Revenues:
Rental income	$9,125	$40,912	$50,000
Tenant reimbursements	1,134	20,168	21,852
Lease termination income	—	304	2,760
	10,259	61,384	74,612
Expenses:
Property operating costs	4,455	25,431	26,059
Depreciation	2,401	8,154	10,100
Amortization of deferred leasing costs	653	5,957	7,617
General and administrative expenses	45	(169)	508
	7,554	39,373	44,284
Other income (expense):
Interest expense	—	(5,932)	(6,274)
Interest and other income	—	(91)	2
Net income attributable to noncontrolling interest	—	(453)	(516)
	—	(6,476)	(6,788)
Operating income, excluding impairment loss and gain/(loss) on sale of real estate assets	2,705	15,535	23,540
Impairment loss	—	—	(9,587)
Gain/(loss) on sale of real estate assets	27,577	122,657	(817)
Income from discontinued operations	$30,282	$138,192	$13,136

15.    Supplemental Disclosures of Noncash Activities

Significant noncash investing and financing activities for the years ended December 31, 2012, 2011, and 2010 (in thousands) are outlined below:

	2012	2011	2010
Accrued capital expenditures and deferred lease costs	$12,598	$8,218	$8,047
Change in accrued offering costs related to issuance of common stock	$(567)	$227	$1,370
Net assets assumed upon consolidation of variable interest entity, net of notes receivable previously recorded	$—	$188,283	$—
Liabilities assumed upon consolidation of variable interest entity	$—	$191,814	$—
Redeemable common stock	$—	$—	$75,164

16.    Income Taxes

Piedmont’s income tax basis net income for the years ended December 31, 2012, 2011, and 2010, is calculated as follows (in thousands):

	2012	2011	2010
GAAP basis financial statement net income	$93,204	$225,041	$120,379
Increase (decrease) in net income resulting from:
Depreciation and amortization expense for financial reporting purposes in excess of amounts for income tax purposes	35,125	47,346	29,892
Rental income accrued for income tax purposes less than amounts for financial reporting purposes	(10,422)	(9,380)	(528)
Net amortization of above/below-market lease intangibles for financial reporting purposes in excess of amounts for income tax purposes	(5,324)	(6,605)	(5,573)
Gain on disposal of property for financial reporting purposes in excess of amounts for income tax purposes	(7,967)	(66,410)	(9,254)
Taxable income of Piedmont Washington Properties, Inc., in excess of amount for financial reporting purposes	2,662	4,515	5,096
Other expenses for financial reporting purposes in excess of amounts for income tax purposes	14,361	(2,072)	9,570
Income tax basis net income, prior to dividends paid deduction	$121,639	$192,435	$149,582

For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. The composition of Piedmont’s distributions per common share is presented below:

	2012	2011	2010
Ordinary income	73%	61%	69%
Capital gains	16%	27%	—
Return of capital	11%	12%	31%
	100%	100%	100%

At December 31, 2012, the tax basis carrying value of Piedmont’s total assets was approximately $4.1 billion.

Accrued interest and penalties related to uncertain tax positions are included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheets and represented approximately $6.7 million as of December 31, 2012 and 2011. Piedmont recorded no additional expense during the years ended December 31, 2012, 2011, and 2010, respectively, related to such positions. The tax years 2009 to 2012 remain open to examination by various federal and state taxing authorities.

17.    Quarterly Results (unaudited)

A summary of the unaudited quarterly financial information for the years ended December 31, 2012 and 2011, is presented below (in thousands, except per-share data). The amounts presented may have been restated from previous period presentations due to reclassifications related to discontinued operations (see Note 14 for further detail).

	2012
	First	Second	Third		Fourth
Revenues	$131,086	$131,652	$133,279		$133,512
Real estate operating income	$34,672	$35,694	$33,967		$34,541
Income from continuing operations	$18,401	$20,282	$10,926	(1)	$13,328	(2)
Income from discontinued operations	$18,829	$10,430	$(91)		$1,114
Net income attributable to Piedmont	$37,227	$30,708	$10,831		$14,438
Basic earnings per share	$0.22	$0.18	$0.06		$0.09
Diluted earnings per share	$0.22	$0.18	$0.06		$0.09
Dividends per share	$0.2000	$0.2000	$0.2000		$0.2000

(1)	Includes $7.5 million of litigation settlement expense related to agreements in principle to settle Piedmont's two outstanding class action lawsuits.

(2)	Includes $5.2 million in net casualty loss due to damage and related expenses incurred as a result of Hurricane Sandy.

	2011
	First	Second	Third	Fourth
Revenues	$129,407	$134,106	$131,464	$134,686
Real estate operating income	$39,921	$35,979	$36,961	$32,764
Income from continuing operations	$29,924	$17,946	$21,140	$17,854
Income from discontinued operations	$4,047	$3,085	$29,890	$101,170
Net income attributable to Piedmont	$33,967	$21,028	$51,026	$119,020
Basic earnings per share	$0.20	$0.12	$0.30	$0.68
Diluted earnings per share	$0.20	$0.12	$0.29	$0.69
Dividends per share	$0.3150	$0.3150	$0.3150	$0.3150

18.    Subsequent events

Declaration of Dividend for the First Quarter 2013

On February 27, 2013, the board of directors of Piedmont declared dividends for the first quarter 2013 in the amount of $0.20 (20.00 cents) per share on its common stock to stockholders of record as of the close of business on March 8, 2013. Such dividends are to be paid on March 22, 2013.

Contract to Purchase Asset in Washington, D.C.

On February 13, 2013, Piedmont entered into a binding contract to purchase an office property located in Washington, D.C. for approximately $175.6 million, with an anticipated close date in March 2013.

19.    Guarantor and Non-Guarantor Financial Information

Piedmont anticipates filing one or more registration statements relative to debt securities of Piedmont OP, guaranteed by Piedmont. When one or more registration statements becomes effective, Piedmont will become subject to the requirements of Rule 3-10 of Regulation S-X regarding financial statements of guarantors and issuers of guaranteed registered securities. Therefore, Piedmont is providing the following condensed consolidating financial information for Piedmont Operating Partnership, LP (the "Issuer"), Piedmont Office Realty Trust, Inc. (the "Guarantor"), and the other directly and indirectly owned subsidiaries of the Guarantor (the "Non-Guarantor Subsidiaries"). The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions, including transactions with the Non-Guarantor Subsidiaries.

Condensed Consolidated Balance Sheets
As of December 31, 2012
(in thousands)	Issuer	Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Real estate assets, at cost:
Land	$90,239	$—	$532,109	$—	$622,348
Buildings and improvements, less accumulated depreciation	522,054	—	2,359,242	—	2,881,296
Intangible lease assets, less accumulated amortization	3,266	—	51,479	—	54,745
Construction in progress	1,056	—	19,317	—	20,373
Real estate assets held for sale, net	10,223	—	23,747	—	33,970
Total real estate assets	626,838	—	2,985,894	—	3,612,732
Investments in and amounts due from unconsolidated joint ventures	37,689	—	—	—	37,689
Cash and cash equivalents	62,371	239	—	(49,653)	12,957
Tenant receivables, net	34,286	—	110,862	—	145,148
Advances to affiliates	554,329	1,300,157	(931,733)	(922,753)	—
Notes receivable	160,000	2,500	23,890	(186,390)	—
Prepaid expenses, restricted cash, escrows, and other assets	4,219	15	10,070	(948)	13,356
Goodwill	180,097	—	—	—	180,097
Interest rate swap	1,075	—	—	—	1,075
Deferred financing costs, net	4,292	—	2,162	—	6,454
Deferred lease costs, net	31,357	—	208,783	—	240,140
Other assets held for sale, net	—	—	5,227	—	5,227
Total assets	$1,696,553	$1,302,911	$2,415,155	$(1,159,744)	$4,254,875
Liabilities:
Line of credit and notes payable	$452,890	$—	$1,150,025	$(186,390)	$1,416,525
Accounts payable, accrued expenses, and accrued capital expenditures	20,444	644	156,776	(50,601)	127,263
Advances from affiliates	274,158	568,093	147,783	(990,034)	—
Deferred income	5,991	—	15,561	—	21,552
Intangible lease liabilities, net	24	—	40,781	—	40,805
Interest rate swaps	8,235	—	—	—	8,235
Total liabilities	761,742	568,737	1,510,926	(1,227,025)	1,614,380
Stockholders’ Equity:
Common stock	—	1,676	—	—	1,676
Additional paid-in capital	—	3,667,051	—	—	3,667,051
Cumulative distributions in excess of earnings	941,971	(2,934,553)	902,620	67,281	(1,022,681)
Other comprehensive loss	(7,160)	—	—	—	(7,160)
Piedmont stockholders’ equity	934,811	734,174	902,620	67,281	2,638,886
Noncontrolling interest	—	—	1,609	—	1,609
Total stockholders’ equity	934,811	734,174	904,229	67,281	2,640,495
Total liabilities and stockholders’ equity	$1,696,553	$1,302,911	$2,415,155	$(1,159,744)	$4,254,875

Condensed Consolidated Balance Sheets
As of December 31, 2011
(in thousands)	Issuer	Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Real estate assets, at cost:
Land	$105,124	$—	$527,884	$—	$633,008
Buildings and improvements, less accumulated depreciation	570,587	—	2,374,736	—	2,945,323
Intangible lease assets, less accumulated amortization	4,428	—	74,727	—	79,155
Construction in progress	5,862	—	11,388	—	17,250
Real estate assets held for sale, net	11,139	—	18,176	—	29,315
Total real estate assets	697,140	—	3,006,911	—	3,704,051
Investments in and amounts due from unconsolidated joint ventures	38,969	—	—	—	38,969
Cash and cash equivalents	166,920	139	—	(27,369)	139,690
Tenant receivables, net	31,311	—	97,969	—	129,280
Advances to affiliates	150,365	1,315,942	(813,861)	(652,446)	—
Notes receivable	160,000	—	23,890	(183,890)	—
Prepaid expenses, restricted cash, escrows, and other assets	4,346	172	15,365	(933)	18,950
Goodwill	180,097	—	—	—	180,097
Deferred financing costs, net	2,422	—	3,555	—	5,977
Deferred lease costs, net	37,824	—	191,073	—	228,897
Other assets held for sale, net	685	—	1,238	—	1,923
Total assets	$1,470,079	$1,316,253	$2,526,140	$(864,638)	$4,447,834
Liabilities:
Line of credit and notes payable	$323,890	$—	$1,332,525	$(183,890)	$1,472,525
Accounts payable, accrued expenses, and accrued capital expenditures	20,737	1,038	129,515	(28,304)	122,986
Advances from affiliates	233,209	359,249	104,551	(697,009)	—
Deferred income	6,862	—	20,459	—	27,321
Intangible lease liabilities, net	48	—	48,989	—	49,037
Interest rate swaps	2,537	—	—	—	2,537
Total liabilities	587,283	360,287	1,636,039	(909,203)	1,674,406
Stockholders’ Equity:
Common stock	—	1,726	—	—	1,726
Additional paid-in capital	—	3,663,662	—	—	3,663,662
Cumulative distributions in excess of earnings	885,333	(2,709,422)	888,492	44,565	(891,032)
Other comprehensive loss	(2,537)	—	—	—	(2,537)
Piedmont stockholders’ equity	882,796	955,966	888,492	44,565	2,771,819
Noncontrolling interest	—	—	1,609	—	1,609
Total stockholders’ equity	882,796	955,966	890,101	44,565	2,773,428
Total liabilities and stockholders’ equity	$1,470,079	$1,316,253	$2,526,140	$(864,638)	$4,447,834

Condensed Consolidated Statements of Income
For the year ended December 31, 2012
(in thousands)	Issuer	Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Rental income	$75,523	$—	$347,146	$(3,606)	$419,063
Tenant reimbursements	17,495	—	89,701	(47)	107,149
Property management fee revenue	13,982	—	344	(12,008)	2,318
Other rental income	639	—	360	—	999
	107,639	—	437,551	(15,661)	529,529
Expenses:
Property operating costs	37,246	—	187,267	(15,472)	209,041
Depreciation	24,345	—	86,903	—	111,248
Amortization	5,562	—	44,038	—	49,600
General and administrative	19,804	294	23,574	(22,906)	20,766
	86,957	294	341,782	(38,378)	390,655
Real estate operating income	20,682	(294)	95,769	22,717	138,874
Other income (expense):
Interest expense	(12,530)	—	(63,807)	11,314	(65,023)
Interest and other income	12,226	15	(94)	(11,314)	833
Litigation settlement expense	(7,500)	—	—	—	(7,500)
Net casualty loss	(5,195)	—	25	—	(5,170)
Equity in income of unconsolidated joint ventures	923	—	—	—	923
	(12,076)	15	(63,876)	—	(75,937)
Income from continuing operations	8,606	(279)	31,893	22,717	62,937
Discontinued operations:
Operating income, excluding impairment loss	2,423	—	282	—	2,705
Gain/(loss) on sale of real estate assets	27,577	—	—	—	27,577
Income from discontinued operations	30,000	—	282	—	30,282
Net income	38,606	(279)	32,175	22,717	93,219
Less: Net income attributable to noncontrolling interest	—	—	(15)	—	(15)
Net income attributable to Piedmont	$38,606	$(279)	$32,160	$22,717	$93,204

Condensed Consolidated Statements of Income
For the year ended December 31, 2011
(in thousands)	Issuer	Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Rental income	$70,943	$—	$339,082	$(957)	$409,068
Tenant reimbursements	19,003	—	95,313	(39)	114,277
Property management fee revenue	14,235	—	274	(12,925)	1,584
Other rental income	817	—	3,917	—	4,734
	104,998	—	438,586	(13,921)	529,663
Expenses:
Property operating costs	41,123	—	175,202	(12,981)	203,344
Depreciation	22,038	—	79,538	—	101,576
Amortization	4,898	—	49,147	—	54,045
General and administrative	25,030	(50)	24,570	(24,477)	25,073
	93,089	(50)	328,457	(37,458)	384,038
Real estate operating income	11,909	50	110,129	23,537	145,625
Other income (expense):
Interest expense	(8,991)	—	(68,026)	11,200	(65,817)
Interest and other income	11,975	—	2,091	(11,200)	2,866
Equity in income of unconsolidated joint ventures	1,619	—	—	—	1,619
Gain on consolidation of variable interest entity	—	—	1,532	—	1,532
Gain on extinguishment of debt	—	—	1,039	—	1,039
	4,603	—	(63,364)	—	(58,761)
Income from continuing operations	16,512	50	46,765	23,537	86,864
Discontinued operations:
Operating income, excluding impairment loss	4,028	—	11,507	—	15,535
Gain/(loss) on sale of real estate assets	12,152	—	110,505	—	122,657
Income from discontinued operations	16,180	—	122,012	—	138,192
Net income	32,692	50	168,777	23,537	225,056
Less: Net income attributable to noncontrolling interest	—	—	(15)	—	(15)
Net income attributable to Piedmont	$32,692	$50	$168,762	$23,537	$225,041

Condensed Consolidated Statements of Income
For the year ended December 31, 2010
(in thousands)	Issuer	Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Rental income	$73,566	$—	$324,981	$(13)	$398,534
Tenant reimbursements	19,172	—	94,127	(8)	113,291
Property management fee revenue	15,155	—	262	(12,205)	3,212
Other rental income	3,610	—	1,423	—	5,033
	111,503	—	420,793	(12,226)	520,070
Expenses:
Property operating costs	40,784	—	163,134	(11,305)	192,613
Depreciation	22,019	—	72,370	—	94,389
Amortization	5,070	—	32,245	—	37,315
General and administrative	27,224	248	22,737	(22,081)	28,128
	95,097	248	290,486	(33,386)	352,445
Real estate operating income	16,406	(248)	130,307	21,160	167,625
Other income (expense):
Interest expense	(14,657)	—	(63,029)	11,200	(66,486)
Interest and other income	15,235	—	(549)	(11,200)	3,486
Equity in income of unconsolidated joint ventures	2,633	—	—	—	2,633
	3,211	—	(63,578)	—	(60,367)
Income from continuing operations	19,617	(248)	66,729	21,160	107,258
Discontinued operations:
Operating income, excluding impairment loss	7,230	—	16,310	—	23,540
Impairment loss	—	—	(9,587)	—	(9,587)
Gain/(loss) on sale of real estate assets	—	—	(817)	—	(817)
Income from discontinued operations	7,230	—	5,906	—	13,136
Net income	26,847	(248)	72,635	21,160	120,394
Less: Net income attributable to noncontrolling interest	—	—	(15)	—	(15)
Net income attributable to Piedmont	$26,847	$(248)	$72,620	$21,160	$120,379

Condensed Consolidated Statements of Cash Flows
For the year ended December 31, 2012
(in thousands)	Issuer	Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by Operating Activities	$46,213	$2,215	$152,107	$22,717	$223,252

Cash Flows from Investing Activities:
Investment in real estate assets and real estate intangibles, net of accruals	(20,763)	—	(87,724)	—	(108,487)
Intercompany note receivable	—	(2,500)	—	2,500	—
Net sales proceeds from wholly-owned properties and consolidated joint venture	93,839	—	—	—	93,839
Investments in unconsolidated joint ventures	(136)	—	—	—	(136)
Deferred lease costs paid	(4,135)	—	(46,884)	—	(51,019)
Net cash (used in)/provided by investing activities	68,805	(2,500)	(134,608)	2,500	(65,803)
Cash Flows from Financing Activities:
Deferred financing costs paid	(3,125)	—	—	—	(3,125)
Proceeds from line of credit and notes payable	409,000	—	—	—	409,000
Repayments from line of credit and notes payable	(280,000)	—	(185,000)	—	(465,000)
Intercompany note payable	—	—	2,500	(2,500)	—
Net (costs of)/proceeds from issuance of common stock	—	(229)	—	—	(229)
Repurchases of common stock as part of announced program	—	(88,450)	—	—	(88,450)
Intercompany distributions	(345,442)	225,426	165,017	(45,001)	—
Dividends paid to stockholders and distributions to noncontrolling interest	—	(136,362)	(16)	—	(136,378)
Net cash provided by/(used in) financing activities	(219,567)	385	(17,499)	(47,501)	(284,182)
Net (decrease)/increase in cash and cash equivalents	(104,549)	100	—	(22,284)	(126,733)
Cash and cash equivalents, beginning of year	166,920	139	—	(27,369)	139,690
Cash and cash equivalents, end of year	$62,371	$239	$—	$(49,653)	$12,957

Condensed Consolidated Statements of Cash Flows
For the year ended December 31, 2011
(in thousands)	Issuer	Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by Operating Activities	$48,984	$2,375	$195,446	$23,538	$270,343

Cash Flows from Investing Activities:
Investment in real estate assets and real estate intangibles, net of accruals	(15,856)	—	(199,753)	—	(215,609)
Cash assumed upon consolidation of variable interest entity	—	—	5,063	—	5,063
Net sales proceeds from wholly-owned properties and consolidated joint venture	31,704	—	260,081	—	291,785
Net sales proceeds received from unconsolidated joint ventures	3,036	—	—	—	3,036
Investments in unconsolidated joint ventures	(151)	—	—	—	(151)
Liquidation of noncontrolling interest upon sale of consolidated joint venture	—	—	(95)	—	(95)
Deferred lease costs paid	(11,082)	—	(39,215)	—	(50,297)
Net cash (used in)/provided by investing activities	7,651	—	26,081	—	33,732
Cash Flows from Financing Activities:
Deferred financing costs paid	(2,717)	—	(650)	—	(3,367)
Proceeds from line of credit and notes payable	829,000	—	—	—	829,000
Repayments from line of credit and notes payable	(779,000)	—	(43,875)	—	(822,875)
Intercompany note payable	(53,000)	—	53,000	—	—
Net (costs of)/proceeds from issuance of common stock	—	(252)	—	—	(252)
Repurchases of common stock as part of announced program	—	(3,244)	—	—	(3,244)
Intercompany distributions	54,486	218,322	(227,595)	(45,213)	—
Dividends paid to stockholders and distributions to noncontrolling interest	—	(217,958)	(2,407)	—	(220,365)
Net cash provided by/(used in) financing activities	48,769	(3,132)	(221,527)	(45,213)	(221,103)
Net (decrease)/increase in cash and cash equivalents	105,404	(757)	—	(21,675)	82,972
Cash and cash equivalents, beginning of year	61,516	896	—	(5,694)	56,718
Cash and cash equivalents, end of year	$166,920	$139	$—	$(27,369)	$139,690

Condensed Consolidated Statements of Cash Flows
For the year ended December 31, 2010
(in thousands)	Issuer	Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by Operating Activities	$56,876	$2,539	$195,177	$21,158	$275,750

Cash Flows from Investing Activities:
Investment in real estate assets and real estate intangibles, net of accruals	(5,745)	—	(108,402)	—	(114,147)
Net sales proceeds from wholly-owned properties and consolidated joint venture	—	—	51,637	—	51,637
Net sales proceeds received from unconsolidated joint ventures	189	—	—	—	189
Investments in unconsolidated joint ventures	(173)	—	—	—	(173)
Deferred lease costs paid	(6,885)	—	(10,815)	—	(17,700)
Net cash (used in)/provided by investing activities	(12,614)	—	(67,580)	—	(80,194)
Cash Flows from Financing Activities:
Deferred financing costs paid	(710)	—	—	—	(710)
Proceeds from line of credit and notes payable	25,000	—	—	—	25,000
Repayments from line of credit and notes payable	(139,000)	—	—	—	(139,000)
Intercompany note payable	(500)	—	500	—	—
Net (costs of)/proceeds from issuance of common stock	—	185,774	—	—	185,774
Redemptions of common stock	—	(2,918)	—	—	(2,918)
Intercompany distributions	122,401	32,473	(128,082)	(26,792)	—
Dividends paid to stockholders and distributions to noncontrolling interest	—	(216,973)	(15)	—	(216,988)
Net cash provided by/(used in) financing activities	7,191	(1,644)	(127,597)	(26,792)	(148,842)
Net (decrease)/increase in cash and cash equivalents	51,453	895	—	(5,634)	46,714
Cash and cash equivalents, beginning of year	10,063	1	—	(60)	10,004
Cash and cash equivalents, end of year	$61,516	$896	$—	$(5,694)	$56,718

Piedmont Office Realty Trust, Inc.
Schedule III - Real Estate and Accumulated Depreciation
December 31, 2012
(dollars in thousands)

				Initial Cost				Gross Amount at Which Carried at December 31, 2012
Description	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improvements	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed (in years) (f)
3900 DALLAS PARKWAY	Plano, TX	100%	None	1,456	20,377	21,837	3,047	1,517	23,367	24,884	8,826	1999	12/21/1999	0	-	40
RIVER CORPORATE CENTER	Tempe, AZ	100%	(a)	—	16,036	16,036	7,309	—	23,345	23,345	6,291	1998	3/29/2000	0	-	40
8700 SOUTH PRICE ROAD	Tempe, AZ	100%	(a)	—	13,272	13,272	551	—	13,823	13,823	4,902	2000	6/12/2000	0	-	40
1441 WEST LONG LAKE ROAD	Troy, MI	100%	None	2,160	16,776	18,936	(6,760)	1,202	10,974	12,176	6,766	1999	6/29/2000	0	-	40
1430 ENCLAVE PARKWAY	Houston, TX	100%	32,100	7,100	37,915	45,015	3,700	5,506	43,209	48,715	14,686	1994	12/21/2000	0	-	40
CRESCENT RIDGE II	Minnetonka, MN	100%	None	7,700	45,154	52,854	7,954	8,021	52,787	60,808	19,404	2000	12/21/2000	0	-	40
1200 CROWN COLONY DRIVE (c)	Quincy, MA	100%	20,200	11,042	40,666	51,708	1,970	11,042	42,636	53,678	13,020	1990	7/30/2001	0	-	40
5601 HIATUS ROAD	Tamarac, FL	100%	None	3,642	10,404	14,046	1,722	3,642	12,126	15,768	3,404	2001	12/21/2001	0	-	40
WINDY POINT I	Schaumburg, IL	100%	23,400	4,537	31,847	36,384	2,341	4,537	34,188	38,725	10,157	1999	12/31/2001	0	-	40
WINDY POINT II	Schaumburg, IL	100%	40,300	3,746	55,026	58,772	1,096	3,746	56,122	59,868	16,575	2001	12/31/2001	0	-	40
SARASOTA COMMERCE CENTER II	Sarasota, FL	100%	None	1,767	20,533	22,300	2,249	2,203	22,346	24,549	6,732	1999	1/11/2002	0	-	40
11695 JOHNS CREEK PARKWAY	Johns Creek, GA	100%	None	2,080	13,572	15,652	1,648	2,081	15,219	17,300	4,695	2001	3/28/2002	0	-	40
3750 BROOKSIDE PARKWAY	Alpharetta, GA	100%	None	1,561	14,207	15,768	112	1,561	14,319	15,880	4,189	2001	4/18/2002	0	-	40
2001 NW 64th STREET	Ft. Lauderdale, FL	100%	(a)	—	7,172	7,172	769	—	7,941	7,941	2,177	2001	4/18/2002	0	-	40
90 CENTRAL STREET	Boxborough, MA	100%	None	3,642	29,497	33,139	2,630	3,642	32,127	35,769	9,799	2001	5/3/2002	0	-	40
DESERT CANYON 300	Phoenix, AZ	100%	None	2,602	24,333	26,935	100	2,602	24,433	27,035	6,906	2001	6/4/2002	0	-	40
6031 CONNECTION DRIVE	Irving, TX	100%	None	3,157	43,656	46,813	2,419	3,157	46,075	49,232	12,465	1999	8/15/2002	0	-	40
6021 CONNECTION DRIVE	Irving, TX	100%	None	3,157	42,662	45,819	1,397	3,157	44,059	47,216	12,756	2000	8/15/2002	0	-	40
6011 CONNECTION DRIVE	Irving, TX	100%	None	3,157	29,034	32,191	2,586	3,157	31,620	34,777	9,395	1999	8/15/2002	0	-	40
BRAKER POINTE III (c)	Austin, TX	100%	16,500	6,098	34,492	40,590	1	6,099	34,492	40,591	9,544	2001	8/15/2002	0	-	40
CHANDLER FORUM	Chandler, AZ	100%	None	2,632	—	2,632	19,917	2,779	19,770	22,549	6,334	2003	9/12/2002	0	-	40

				Initial Cost				Gross Amount at Which Carried at December 31, 2012
Description	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improvements	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed (in years) (f)
2 GATEHALL DRIVE (c)	Parsippany, NJ	100%	42,700	9,054	96,722	105,776	33	9,054	96,755	105,809	26,514	1985	9/27/2002	0	-	40
350 SPECTRUM LOOP	Colorado Springs, CO	100%	None	2,185	24,964	27,149	(1,894)	2,186	23,069	25,255	6,313	2001	9/27/2002	0	-	40
5601 HEADQUARTERS DRIVE	Plano, TX	100%	None	3,153	24,602	27,755	2,663	3,153	27,265	30,418	6,797	2001	9/27/2002	0	-	40
TWO INDEPENDENCE SQUARE (c)	Washington, DC	100%	105,800	52,711	202,702	255,413	21,374	52,711	224,076	276,787	55,720	1991	11/22/2002	0	-	40
ONE INDEPENDENCE SQUARE (c)	Washington, DC	100%	57,800	29,765	104,814	134,579	2,770	30,562	106,787	137,349	28,479	1991	11/22/2002	0	-	40
2120 WEST END AVENUE (c)	Nashville, TN	100%	26,800	4,908	59,011	63,919	6,671	5,100	65,490	70,590	17,776	2000	11/26/2002	0	-	40
800 NORTH BRAND BOULEVARD	Glendale, CA	100%	None	23,605	136,284	159,889	8,900	23,607	145,182	168,789	39,209	1990	12/20/2002	0	-	40
EASTPOINT I	Mayfield Heights, OH	100%	None	1,485	11,064	12,549	423	1,485	11,487	12,972	2,972	2000	1/9/2003	0	-	40
EASTPOINT II	Mayfield Heights, OH	100%	None	1,235	9,199	10,434	1,895	1,235	11,094	12,329	3,155	2000	1/9/2003	0	-	40
150 WEST JEFFERSON	Detroit, MI	100%	None	9,759	88,364	98,123	3,846	9,759	92,210	101,969	25,154	1989	3/31/2003	0	-	40
US BANCORP CENTER	Minneapolis, MN	100%	105,000	11,138	175,629	186,767	7,614	11,138	183,243	194,381	46,382	2000	5/1/2003	0	-	40
AON CENTER	Chicago, IL	100%	225,000	23,267	472,488	495,755	125,542	23,966	597,331	621,297	143,225	1972	5/9/2003	0	-	40
AUBURN HILLS CORPORATE CENTER	Auburn Hills, MI	100%	None	1,978	16,570	18,548	(8,159)	1,591	8,798	10,389	3,763	2001	5/9/2003	0	-	40
11107 SUNSET HILLS ROAD	Reston, VA	100%	None	2,711	17,890	20,601	1,371	2,711	19,261	21,972	4,901	1985	6/27/2003	0	-	40
11109 SUNSET HILLS ROAD	Reston, VA	100%	None	1,218	8,038	9,256	(2,338)	1,218	5,700	6,918	1,490	1984	6/27/2003	0	-	40
9211 CORPORATE BOULEVARD	Rockville, MD	100%	None	3,019	21,984	25,003	(4,844)	2,960	17,199	20,159	4,186	1989	7/30/2003	0	-	40
9221 CORPORATE BOULEVARD	Rockville, MD	100%	None	3,019	21,984	25,003	(4,822)	2,960	17,221	20,181	4,194	1989	7/30/2003	0	-	40
GLENRIDGE HIGHLANDS TWO	Atlanta, GA	100%	None	6,662	69,031	75,693	(22,036)	6,662	46,995	53,657	11,536	2000	8/1/2003	0	-	40
200 BRIDGEWATER CROSSING (c)	Bridgewater, NJ	100%	40,200	8,182	84,160	92,342	(17,783)	8,328	66,231	74,559	14,672	2002	8/14/2003	0	-	40
1055 EAST COLORADO BOULEVARD	Pasadena, CA	100%	29,200	6,495	30,265	36,760	(8,338)	6,495	21,927	28,422	5,494	2001	8/22/2003	0	-	40
FAIRWAY CENTER II (c)	Brea, CA	100%	10,700	7,110	15,600	22,710	(2,298)	7,110	13,302	20,412	3,003	2002	8/29/2003	0	-	40
COPPER RIDGE CENTER	Lyndhurst, NJ	100%	None	6,974	38,714	45,688	(5,675)	6,974	33,039	40,013	8,408	1989	9/5/2003	0	-	40

				Initial Cost				Gross Amount at Which Carried at December 31, 2012
Description	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improvements	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed (in years) (f)
1901 MAIN STREET	Irvine, CA	100%	None	6,246	36,455	42,701	(5,019)	6,246	31,436	37,682	8,681	2001	9/17/2003	0	-	40
400 VIRGINIA AVE	Washington, DC	100%	None	22,146	49,740	71,886	(1,856)	22,146	47,884	70,030	11,467	1985	11/19/2003	0	-	40
4250 NORTH FAIRFAX DRIVE	Arlington, VA	100%	45,000	13,636	70,918	84,554	5,098	13,636	76,016	89,652	21,922	1998	11/19/2003	0	-	40
1225 EYE STREET (d)	Washington, DC	50%	57,600	21,959	47,602	69,561	(2,559)	21,959	45,043	67,002	11,262	1986	11/19/2003	0	-	40
1201 EYE STREET (e)	Washington, DC	50%	82,400	31,985	63,139	95,124	(3,133)	31,985	60,006	91,991	13,985	2001	11/19/2003	0	-	40
1901 MARKET STREET	Philadelphia, PA	100%	None	13,584	166,683	180,267	137	20,829	159,575	180,404	44,068	1987	12/18/2003	0	-	40
60 BROAD STREET	New York, NY	100%	None	32,522	168,986	201,508	(5,994)	60,708	134,806	195,514	33,533	1962	12/31/2003	0	-	40
1414 MASSACHUSETTS AVENUE	Cambridge, MA	100%	None	4,210	35,821	40,031	1,988	4,365	37,654	42,019	13,114	1873	1/8/2004	0	-	40
ONE BRATTLE SQUARE	Cambridge, MA	100%	None	6,974	64,940	71,914	(3,814)	7,113	60,987	68,100	23,204	1991	2/26/2004	0	-	40
600 CORPORATE DRIVE	Lebanon, NJ	100%	None	3,934	—	3,934	16,281	3,934	16,281	20,215	4,561	2005	3/16/2004	0	-	40
1075 WEST ENTRANCE DRIVE	Auburn Hills, MI	100%	None	5,200	22,957	28,157	(313)	5,207	22,637	27,844	4,694	2001	7/7/2004	0	-	40
3100 CLARENDON BOULEVARD	Arlington, VA	100%	None	11,700	69,705	81,405	(5,363)	11,791	64,251	76,042	12,864	1987	12/9/2004	0	-	40
9200 CORPORATE BOULEVARD	Rockville, MD	100%	None	3,730	16,608	20,338	(1,624)	3,882	14,832	18,714	2,987	1982	12/29/2004	0	-	40
400 BRIDGEWATER CROSSING (c)	Bridgewater, NJ	100%	29,300	10,400	71,052	81,452	(8,218)	10,400	62,834	73,234	15,093	2002	2/17/2006	0	-	40
LAS COLINAS CORPORATE CENTER I	Irving, TX	100%	17,500	3,912	18,830	22,742	(2,279)	2,543	17,920	20,463	6,527	1998	8/31/2006	0	-	40
LAS COLINAS CORPORATE CENTER II	Irving, TX	100%	25,025	4,496	29,881	34,377	(7,083)	2,543	24,751	27,294	4,591	1998	8/31/2006	0	-	40
TWO PIERCE PLACE	Itasca, IL	100%	None	4,370	70,632	75,002	1,667	4,370	72,299	76,669	16,258	1991	12/7/2006	0	-	40
2300 CABOT DRIVE	Lisle, IL	100%	None	4,390	19,549	23,939	(2,849)	4,390	16,700	21,090	4,640	1998	5/10/2007	0	-	40
PIEDMONT POINTE I	Bethesda, MD	100%	None	11,200	58,606	69,806	7,339	11,200	65,945	77,145	8,407	2007	11/13/2007	0	-	40
PIEDMONT POINTE II	Bethesda, MD	100%	None	13,300	70,618	83,918	6,279	13,300	76,897	90,197	8,670	2008	6/25/2008	0	-	40
SUWANEE GATEWAY ONE	Suwanee, GA	100%	None	1,000	6,875	7,875	78	1,000	6,953	7,953	405	2008	9/28/2010	0	-	40
ONE MERIDIAN CROSSINGS	Richfield, MN	100%	None	2,919	24,398	27,317	(1)	2,919	24,397	27,316	1,550	1997	10/1/2010	0	-	40
TWO MERIDIAN CROSSINGS	Richfield, MN	100%	None	2,661	25,742	28,403	99	2,661	25,841	28,502	1,824	1998	10/1/2010	0	-	40
500 W. MONROE	Chicago, IL	100%	140,000	36,990	185,113	222,103	(20,929)	36,990	164,184	201,174	8,565	1991	3/31/2011	0	-	40
THE DUPREE	Atlanta, GA	100%	None	4,080	14,310	18,390	55	4,080	14,365	18,445	1,067	1997	4/29/2011	0	-	40
THE MEDICI	Atlanta, GA	100%	None	1,780	11,510	13,290	728	1,780	12,238	14,018	777	2008	6/7/2011	0	-	40

				Initial Cost				Gross Amount at Which Carried at December 31, 2012
Description	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improvements	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed (in years) (f)
225 PRESIDENTIAL WAY	Boston, MA	100%	None	3,626	36,916	40,542	(764)	3,612	36,166	39,778	2,038	2000	9/13/2011	0	-	40
235 PRESIDENTIAL WAY	Boston, MA	100%	None	4,154	44,048	48,202	(911)	4,138	43,153	47,291	2,421	2001	9/13/2011	0	-	40
400 TOWNPARK	Lake Mary, FL	100%	None	2,570	20,555	23,125	580	2,570	21,135	23,705	1,029	2008	11/10/2011	0	-	40
PIEDMONT POWER, LLC (g)	Bridgewater, NJ	100%	None	—	79	79	3,079	—	3,158	3,158	—	N/A	12/20/2011	0	-	40
UNDEVELOPED LAND PARCELS (b)	Various	100%	None	6,021	427	6,448	2,987	9,435	—	9,435	—	N/A	Various			N/A
Total—Operating REIT Properties				$586,564	$3,799,405	$4,385,969	$135,359	$622,348	$3,898,984	$4,521,332	$942,570

				Initial Cost				Gross Amount at Which Carried at December 31, 2012
Description	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improvements	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed (in years) (f)
1111 DURHAM AVENUE(h)	South Plainfield, NJ	100%	None	9,653	20,495	30,148	(11,547)	3,728	14,873	18,601	8,378	1975	11/1/2000	0	-	40
1200 ENCLAVE PARKWAY(h)	Houston, TX	100%	None	3,460	15,047	18,507	6,189	3,460	21,236	24,696	949	1999	3/30/2011	0	-	40
Total—REIT Properties Held-For-Sale				$13,113	$35,542	$48,655	$(5,358)	$7,188	$36,109	$43,297	$9,327
Total—Consolidated REIT Properties				$599,677	$3,834,947	$4,434,624	$130,001	$629,536	$3,935,093	$4,564,629	$951,897

				Initial Cost				Gross Amount at Which Carried at December 31, 2012
Description	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improvements	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed (in years) (f)
20/20	Leawood, KS	57%	None	1,696	7,851	9,547	(1,259)	1,767	6,521	8,288	3,906	1992	7/2/1999	0	-	40
4685 INVESTMENT DRIVE	Troy, MI	55%	None	2,144	9,984	12,128	2,902	2,233	12,797	15,030	6,029	2000	5/10/2000	0	-	40
5301 MARYLAND WAY	Brentwood, TN	55%	None	4,300	20,702	25,002	1,360	4,479	21,883	26,362	7,242	1989	5/15/2001	0	-	40
8560 UPLAND DRIVE	Parker, CO	72%	None	1,954	11,216	13,170	1,084	2,048	12,206	14,254	3,612	2001	12/21/2001	0	-	40
TWO PARK CENTER	Hoffman Estates, IL	72%	None	600	22,682	23,282	(2,941)	624	19,717	20,341	5,082	1999	9/19/2003	0	-	40
Total – Unconsolidated JV Properties				$10,694	$72,435	$83,129	$1,146	$11,151	$73,124	$84,275	$25,871
Total – All Properties				$610,371	$3,907,382	$4,517,753	$131,147	$640,687	$4,008,217	$4,648,904	$977,768

(a)	Property is owned subject to a long-term ground lease.

(b)	Undeveloped Land Parcels are not included in Piedmont’s total building count.

(c)	These properties collateralize the $350 Million Secured Pooled Facility.

(d)
Piedmont purchased all of the membership interest in 1225 Equity, LLC, which own a 49.5% membership interest in 1225 Eye Street, N.W. Associates, which owns the 1225 Eye Street building. As a result of its ownership of 1225 Equity, LLC, Piedmont owns an approximate 49.5% in the 1225 Eye Street building. As the controlling member, Piedmont is deemed to have control of the entities and, as such, consolidates the joint ventures.

(e)
Piedmont purchased all of the membership interest in 1201 Equity, LLC, which own a 49.5% membership interest in 1201 Eye Street, N.W. Associates, which owns the 1201 Eye Street building. As a result of its ownership of 1201 Equity, LLC, Piedmont owns an approximate 49.5% in the 1201 Eye Street building. As the controlling member, Piedmont is deemed to have control of the entities and, as such, consolidates the joint ventures.

(f)
Piedmont’s assets are depreciated or amortized using the straight-lined method over the useful lives of the assets by class. Generally, Tenant Improvements are amortized over the shorter of economic life or lease term, and Lease Intangibles are amortized over the lease term. Generally, Building Improvements are depreciated over 5 - 25 years, Land Improvements are depreciated over 20 - 25 years, and Buildings are depreciated over 40 years.

(g)	Represents solar panels at the 400 Bridgewater Crossing building, which are not included in Piedmont’s total building count.

(h)	Properties sold subsequent to December 31, 2012.

Piedmont Office Realty Trust, Inc.
Schedule III - Real Estate and Accumulated Depreciation
December 31, 2012
(dollars in thousands)

	2012	2011	2010
Real Estate:
Balance at the beginning of the year	$4,699,311	$4,666,188	$4,681,313
Additions to/improvements of real estate	108,131	440,141	105,282
Assets disposed	(77,768)	(361,397)	(72,586)
Assets impaired	—	—	(8,489)	(2)
Write-offs of intangible assets(1)	(73,632)	(35,916)	—
Write-offs of fully depreciated/amortized assets	(7,138)	(9,705)	(39,332)
Balance at the end of the year	$4,648,904	$4,699,311	$4,666,188
Accumulated Depreciation and Amortization:
Balance at the beginning of the year	$935,716	$918,578	$840,545
Depreciation and amortization expense	139,196	147,440	131,000
Assets disposed	(16,374)	(84,681)	(13,519)
Write-offs of intangible assets(1)	(73,632)	(35,916)	—
Write-offs of fully depreciated/amortized assets	(7,138)	(9,705)	(39,448)
Balance at the end of the year	$977,768	$935,716	$918,578

(1)	Consists of write-offs of intangible lease assets related to lease restructurings, amendments and terminations.

(2)
Piedmont recorded an impairment charge against real estate assets of approximately $7.0 million related to the 111 Sylvan Avenue building at the time it was classified as held-for-sale in May 2010. This wholly-owned asset was subsequently sold in December 2010. In addition, the Fund IX, Fund XI, and REIT Joint Venture recorded an impairment loss on real estate assets of approximately $1.4 million during 2010 related to the 360 Interlocken building; however, Piedmont recorded its proporationate share of the charge (approximately $53,000) in the accompanying consolidated statements of income with other such net property operations as equity in income of unconsolidated joint ventures.